 As filed with the Securities and Exchange Commission on October 29, 1999

                                                 Registration No. 333-89069
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                       C-bridge Internet Solutions, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                    7371                   52-2001899
      (State or other     (Primary Standard Industrial    (I.R.S. Employer
        jurisdiction      Classification Code Number ) Identification Number)
    of Incorporation or
       organization)

                              --------------------

                       C-bridge Internet Solutions, Inc.
                               219 Vassar Street
                         Cambridge, Massachusetts 02139
                                 (617) 497-1707
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                               Joseph M. Bellini
                     President and Chief Executive Officer
                       C-bridge Internet Solutions, Inc.
                               219 Vassar Street
                         Cambridge, Massachusetts 02139
                                 (617) 497-1707
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                   Copies to:

         John A. Burgess, Esq.                   Mark L. Johnson, Esq.
     Joseph E. Mullaney III, Esq.              Richard G. Costello, Esq.
           Hale and Dorr LLP                    Foley, Hoag & Eliot LLP
            60 State Street                     One Post Office Square
      Boston, Massachusetts 02109             Boston, Massachusetts 02109
       Telephone: (617) 526-6000               Telephone: (617) 832-1000
       Telecopy: (617) 526-5000                Telecopy: (617) 832-7000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                              --------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      Proposed
                                                       Maximum       Amount of
             Title of Each Class of                   Aggregate     Registration
           Securities to be Registered            Offering Price(1)     Fee
--------------------------------------------------------------------------------
Common Stock, $0.01 par value per share.........     $50,000,000      $13,900
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                              --------------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the +
+Securities and Exchange                                                       +
+Commission is effective. This prospectus is not an offer to sell securities, + +and we are not soliciting offers to buy these securities, in any state where +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 29, 1999

                                      LOGO

                                      Shares

                                  Common Stock

  C-bridge Internet Solutions, Inc. is offering        shares of its common
stock. This is our initial public offering, and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "CBIS." We anticipate
that the initial public offering price will be between $    and $    per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 8.

                                --------------

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discounts and commissions..........................   $       $
Proceeds to C-bridge............................................   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an
additional     shares of our common stock to cover over-allotments.

                                --------------

Robertson Stephens

                  SG Cowen

                                                      SoundView Technology Group

                 The date of this prospectus is         , 1999

Description of the two page graphical foldout:

The outside cover of the gatefold is comprised of a bridge spanning the bottom of the page. Under the bridge is water. Over the bridge is blue sky. In the center of the page is the C-bridge logo with the text "Evolution In Technology" and a small orange line underneath and the text "Revolution In Business" underneath the orange line.

The background of the inside flap of the gatefold is comprised of a bridge spanning the bottom of both the inside flap and inside front cover pages. Under the bridge is water. Over the bridge is blue sky. Above the bridge, but below the center of the foldout, are four screen shots of client web sites, two per page.

The top of the left-hand page of the gatefold contains our logo with the text "Internet...Intranet...Extranet" to the right. The remainder of the page contains a graphic under the heading "C-bridge's Strategic eBusiness Approach." The graphic begins with the text "Profit Life Cycle Management." The graphic is comprised of three topics presented in an oval form. The first topic, presented to the left top of the oval, contains the text "Enterprise Goals" with the bullets "Measurements," "Operations," Resource Management," and "Scheduling" underneath. The second topic, presented to the right center of the oval, contains the text "Technology" with the bullets "Internet & Processes," "Data Management" and "Backend Systems Integration" underneath. The third topic, presented to the middle bottom of the oval, contains the text "Process" with the bullets "Business Rules & Policies," "Supply & Service Chain" and "Industry Specific" underneath. The three topics are connected by circular arrows around the perimeter of the oval.

The top of the inside front cover of the gatefold contains a graphic that begins with the text "Profit Life Cycle Management." The graphic is comprised of three topics presented in an oval form. The first topic, presented to the left top of the oval, contains the text "What to Change?" with the bullets "Strategy" and "Diagnosis" underneath. The second topic, presented to the right center of the oval, contains the text "What to Change to?" with the bullets "Rapid Solution," "Delivery Process" and "Change Management" underneath. The third topic, presented to the middle bottom of the oval, contains the text "How to Make the Change Happen" with the bullets "Implementation & On-going Profit Improvement" and "Education & Empowerment" underneath. The three topics are connected by circular arrows around the perimeter of the oval. Under the graphic are three paragraphs with the headings to the left of each paragraph. The first paragraph has the heading "Financial:" and contains the text "Profit Life Cycle Management enables the organization to increase profits and return on resources with consistent on-time delivery resulting in higher return on investment." The second paragraph has the heading "Strategic:" and contains the text "Profit Life Cycle Management provides the competitive edge for increased market share by creating faster time-to-market throughout the enterprise." The third paragraph has the heading "Operational:" and contains the text "Profit Life Cycle Management synchronizes all levels of management, from senior management to resource managers, by making decisions based on the same criteria and driving rapid implementation."

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

  Until        , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   8
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Consolidated Financial Data.....................................  22
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  23
Business.................................................................  31
Management...............................................................  44
Certain Transactions.....................................................  52
Principal Stockholders...................................................  54
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  58
Underwriting.............................................................  59
Legal Matters............................................................  61
Experts..................................................................  61
Where You Can Find More Information......................................  61
Index to Financial Statements............................................ F-1

                             ---------------------

    C-BRIDGE is a registered trademark of C-bridge. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

    This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                          C-bridge Internet Solutions

Our Business

    We are a full service provider of eBusiness solutions which help companies create strategic business solutions through the use of Internet technologies. We add value to our clients by incorporating our expertise in business issue diagnosis and resolution, business and technology strategy development and the delivery of advanced Internet applications and eBusiness solutions. Additionally, we offer clients executive eBusiness education services on topics relevant to senior executives' efforts to successfully develop and implement Internet technologies and eBusiness strategies.

Our Services

    We help companies interact effectively, both internally with employees and externally with vendors, suppliers and customers, by employing eBusiness solutions. We educate senior-level executives from Global 1000 companies at executive education seminars around the world, diagnose new business strategies and systems architectures shortcomings and then deliver strategic eBusiness solutions that are designed to enhance our clients' core businesses, operations and communications.

    We deliver our services through our proprietary methodology that provides an integrated framework for each stage of a client engagement. The methodology is based on a number of underlying principles:

  .   value driven;

  .   iterative development and change management;

  .   design patterns and reusable software; and

  .   proactive risk management.

    Our diagnosis services are structured to improve our clients' understanding of the power and potential of eBusiness solutions. During the diagnosis phase we work with clients to help them understand the various ways to incorporate Internet technologies into their business strategies, enable them to identify and quantify prominent business opportunities where the Internet can be leveraged to gain a competitive advantage and realize business value, evaluate their current Internet capabilities and explore and create a vision of how a chosen Internet strategy will result in measurable business value.

    We use standard design patterns and reusable software components to assemble our eBusiness solutions, increase reliability and product quality, reduce costs and keep project teams focused on delivering business functionality. Application development efforts are based on well-defined specifications with release schedules that are closely aligned with business priorities.

Our Market

    We believe we are well-positioned to capitalize on the opportunity presented by the rapid growth of the Internet. According to International Data Corporation, the amount of commerce conducted over the Internet will exceed $1.0 trillion by 2003. Faced with growing competition, deregulation and globalization, companies are increasingly looking to utilize Internet technologies to help build a competitive advantage. However, companies frequently require major technology investments in order to realize the full value of their Internet strategies and often need outside technical expertise to identify and evaluate viable Internet tools, develop feasible systems architectures and implement strategies. The market for third-party Internet professional service providers who perform these services has grown significantly in recent years. International Data Corporation has forecasted that the size of this market will grow from $7.8 billion in 1998 to $78.5 billion by 2003.

Our Strategy

    Our goal is to become the leading provider of eBusiness services to Global 1000 companies. To achieve this objective, we are actively pursuing the following strategies:

  .   continue to enhance our eBusiness framework and design patterns;

  .   develop and expand client relationships;

  .   capture and disseminate reusable knowledge and best practices;

  .   leverage and expand our industry-specific expertise; and

  .   expand our geographic presence.

Our Clients

    We provide our services primarily to Global 1000 companies. Our customers include Allmerica, Chevron, General Motors, Liz Claiborne, Polo Ralph Lauren and Toyota. Our eBusiness solutions are designed to increase sales and improve communications both internally and externally in order to achieve greater customer satisfaction and enhance business identity.

    Examples of a few of our business solutions include:

  . creating an Internet-based solution that connects 8,000 Chevron gas stations and convenience stores in order to recognize greater revenues and profits by utilizing better economies of scale to assist Chevron and its franchisees in optimizing their product mix and services;

  . improving the Internet-based parts ordering system of Aviall, the largest independent distributor of original aviation parts, to improve speed and functionality as well as to provide additional electronic commerce features;

  . working with Aquent, formerly MacTemps, the world's largest placement agency, to develop an eBusiness solution that addresses the changing temporary placement market and extends Aquent's traditional placement capabilities to the Internet; and

  . refocusing Central Carolina Bank's eBusiness strategy towards specific revenue-driven, customer-centric responses to banking patterns in the industry to enable them to use the Internet to offer value-added products and services, acquire and retain customers and increase cross-selling of banking products.

Our Address

    C-bridge was organized as a Delaware corporation in October 1996. Our principal office is located at 219 Vassar Street, Cambridge, Massachusetts 02139 and our telephone number is (617) 497-1707. Our web site can be located at www.c-bridge.com. Information contained on our web site should not be considered a part of this prospectus.

                                  THE OFFERING

Common stock offered by C-bridge........       shares

Common stock to be outstanding after
  this offering.........................       shares

Use of proceeds.........................  General corporate and working capital purposes, including possible
                                          acquisitions. See "Use of Proceeds."

Proposed Nasdaq National Market symbol..  CBIS

    The number of shares outstanding after this offering is based on our shares of common stock outstanding as of September 30, 1999 and excludes:

  . 6,745,062 shares subject to options outstanding as of September 30, 1999 at a weighted average exercise price of $1.20 per share;

  . 1,947,515 additional shares reserved for issuance under our stock option plans; and

  . 784,504 shares subject to warrants outstanding as of September 30, 1999 at a weighted average exercise price of $0.38.

                              --------------------

    Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

    Set forth below are our summary consolidated statements of operations data for the period from inception (October 31, 1996) through December 31, 1996, for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999, and summary balance sheet data as of September 30, 1999, on an actual basis, on a pro forma basis to give effect to our sale of 1,645,555 shares of series A convertible preferred stock in October 1999 for net proceeds of $9.8 million and the conversion of all of our outstanding preferred stock into common stock that will occur upon the consummation of this offering and on a pro forma as adjusted basis to give effect to the sale by us
of     shares of common stock in this offering at an assumed initial public
offering price of $    per share, after deducting underwriting discounts and
commissions and the estimated offering expenses payable by us.

    This information should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                            Period from
                             inception        Year Ended      Nine Months Ended
                         (October 31, 1996)  December 31,       September 30,
                              through       ----------------  ------------------
Statement of Operations  December 31, 1996   1997     1998      1998      1999
Data:                    ------------------ -------  -------  --------  --------
Total net revenues......      $    --       $ 3,169  $ 5,047  $  3,208  $ 13,838
Loss from operations....         (193)       (1,218)  (3,640)   (3,256)   (3,118)
Net loss................         (193)       (1,215)  (3,869)   (3,421)   (2,931)
Basic and diluted net
  loss per share........      $ (0.02)      $ (0.12) $ (0.39) $  (0.35) $  (0.27)
Basic and diluted
  weighted average
  shares outstanding....       10,000        10,000    9,992     9,912    10,713

                                                       September 30, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
Balance Sheet Data:                               -------  --------- -----------
Working capital deficit.......................... $(1,811)   6,622
Total assets.....................................   5,858   14,407
Line of credit...................................   1,449      189
Capital lease obligations........................     317      317
Total stockholders' (deficit) equity ............    (671)   9,137

                                  RISK FACTORS

    This offering involves a high degree of risk. You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. This could cause the market price of our common stock to decline, and you could lose all or part of your investment.

                         Risks Related to Our Business

Because we have a short operating history, there is a limited amount of information about us upon which you can evaluate our business and potential for future success.

    We were incorporated in October 1996 and have only a limited operating history upon which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as the market for Internet professional services. Some of these risks and uncertainties relate to our ability to:

  .   anticipate and adapt to changes in our rapidly evolving market;

  .   increase our brand recognition;

  .   retain current clients and attract new clients;

  . implement and successfully execute our business strategy and sales and marketing initiatives;

  .   attract, retain and motivate qualified personnel;

  .   respond effectively to competitive and technological developments; and

  .   effectively manage our anticipated growth.

    If we are unsuccessful in addressing these risks and uncertainties, our ability to execute our business plan would be materially and adversely affected.

We had an accumulated deficit of $8.3 million as of September 30, 1999, and we expect to continue to incur operating losses for the foreseeable future.

    We have had substantial losses since our inception and our operating losses may continue and even increase in the future. We expect our operating expenses to increase significantly, especially in the areas of sales, marketing and recruiting, and, as a result, we will need to generate increased quarterly revenues to become profitable. Accordingly, we cannot assure you that we will ever become or remain profitable. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, our financial condition will be adversely affected. It is unlikely that the growth rates we have experienced in recent periods will continue at their current levels. Our inability to become profitable on a quarterly or annual basis would have a material adverse effect on our business and financial condition.

Our results of operations may vary from quarter to quarter in future periods, and, as a result, we may fail to meet the expectations of our investors and analysts, which could cause our stock price to fluctuate or decline.

    Our revenues and results of operations have fluctuated significantly in the past and could fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

  .   demand for our services;

  .   our ability to attract and retain clients;

  .   our ability to attract, retain and motivate qualified personnel;

  . the number, timing and significance of new services introduced by our competitors;

  . our ability to develop, market and introduce new and enhanced services on a timely basis;

  .   the level of service and price competition;

  .   changes in operating expenses; and

  .   changes in the mix of services offered.

    A substantial portion of our operating expense is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenue. If actual revenues are below our expectations, our results of operations and financial condition would be materially and adversely affected.

    Due to all of the foregoing factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to fall.

Our success depends on a limited number of significant clients, and our revenues could be negatively affected by the loss of a major client or significant project.

    We generate much of our revenues from a limited number of clients. As a result, if we lose a major client or large project, our revenues could be materially and adversely affected. In 1998, for example, our three largest clients, Chevron, Johnstone Supply and Toyota, accounted for approximately 51% of our total net revenues. During the nine months ended September 30, 1999, our three largest professional services clients, Allmerica, Chevron and U.S. West, collectively accounted for approximately 54% of our total net revenues. In addition, a fourth client, CEE, for whom we perform educational services, accounted for 18% of our total net revenues for the nine months ended September 30, 1999.

    We perform varying amounts of work for specific clients from year to year. A major client in one year may not use our services in another year. In addition, we may derive revenues from a major client that constitutes a large portion of a particular quarter's total revenues. If we lose any major clients or any of our clients cancel or significantly reduce a large project's scope, our results of operations and financial condition could be materially and adversely affected. In addition, we expect the size of these contracts to grow, resulting in a continued dependence on significant clients. Also, if we fail to collect a large account receivable, we could be subjected to significant financial exposure.

Our lack of long-term client contracts reduces the predictability of our revenues because these contracts may be canceled on short notice and without penalty.

    Our clients generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a client may not engage us for further services once a project is completed. Also, most of our clients can reduce or cancel their contracts with little or no notice and without penalty. If a significant client, or a number of clients, terminate, significantly reduce or modify their contracts with us, our results of operations would be materially and adversely affected. Consequently, you should not predict or anticipate our future revenues based on the number of clients we have or the number and size of our existing projects. When a client postpones, modifies or cancels a project, we must shift our consultants to other projects to minimize the adverse impact on our operating results. We cannot assure you that we will be successful in efficiently shifting our consultants to new projects in the event of project terminations.

We may lose money on fixed-price contracts.

    As part of our strategy, we intend to enter into more fixed-price contracts, rather than contracts based on payment for time and materials. For the nine months ended September 30, 1999, fixed-price contracts represented approximately 12% of our professional services revenues. In addition, the average size of our contracts has increased in recent periods, which increases our exposure to the financial risks of fixed-price contracts. We assume greater financial risk on fixed-price contracts than on time-and-materials engagements, and we cannot assure you that we will be able to successfully price our larger contracts. We have only a limited history in estimating our costs for our engagements, particularly for larger projects. In the past, we have had to commit unanticipated resources to complete certain projects, resulting in lower gross margins on these projects. We may experience similar situations in the future. If we fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed-price engagements within our budget, on time and to our clients' satisfaction, we would be exposed to cost overruns, potentially leading to losses on these engagements. This failure could materially and adversely affect our results of operations and financial condition.

We depend on our key personnel, and the loss of any key personnel could disrupt our operations, adversely affect our business and result in reduced revenues.

    Our future success will depend on the continued services and on the performance of our senior management and other key employees, in particular the services of:

  .   Joseph M. Bellini, our President and Chief Executive Officer;

  .   Richard C. Putz, our Executive Vice President, Worldwide Industries;

  .   R. Jeffrey Spurrier, our Executive Vice President, Worldwide
      Operations;

  .   Mark A. Cosway, our Executive Vice President, Sales and Marketing; and

  . Richard O. Wester, our Vice President, Finance and Administration and Chief Financial Officer.

    While we currently have employment agreements with each of these executives, they can terminate their employment under these agreements with 60 days notice without penalty. The loss of the services of any of these individuals could seriously impair our ability to execute our business plan, which could reduce our revenues and have a material adverse effect on our business and results of operations.

Our ability to hire, train and retain qualified employees is crucial to our ability to compete effectively.

    To succeed, we must hire, train, motivate, retain and successfully manage employees with skills related to the Internet and its rapidly changing technologies. Because of the recent and rapid growth of the Internet, professionals who have Internet expertise and can perform the services we offer are scarce, and competition for these individuals is intense. We might not be able to hire enough experienced professionals or to train, motivate, retain and successfully manage the employees we do hire. This could hinder our ability to complete existing projects and bid for new projects. In addition, because the competition for qualified professionals in the Internet industry is intense, hiring, training, motivating and retaining professionals with the strategic, technical and creative skills we need is both time-consuming and expensive. While our key employees are subject to non-competition agreements, these agreements may be difficult to enforce. As a result, our employees may leave us and work for our competitors or start their own companies in competition with us. If we fail to attract, train and retain key personnel, our business would be materially and adversely affected.

We may not be able to successfully manage our growth which could adversely affect our business.

    We have grown rapidly and expect to continue to grow rapidly, both by hiring new employees and serving new industry and geographic markets. Our recent growth has placed, and is expected to continue to place, a significant strain on our management and our operating and financial systems. Our headcount has grown from 57 as of December 31, 1997 to 183 as of September 30, 1999, and several members of our senior management team have only recently joined us. We do not believe our recent growth rate is sustainable for the long term.

    Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased number of projects, clients and the increased size of our operations, we will need to hire, train and retain appropriate personnel to manage our operations. We will also need to improve our financial and management controls, reporting systems and operating systems. We currently plan to redesign several internal systems, including our recruiting and engagement management systems. We may encounter difficulties in developing and implementing these new systems, which could have a material adverse effect on our results of operations.

Historically, we have depended on third-party educational seminars to generate a substantial majority of our client engagements, and the success of our business will depend on our ability to develop effective sales and marketing capabilities.

    Historically, we have derived a substantial majority of our client engagements from sales leads generated by educational seminars produced in conjunction with CEE and Professor John J. Donovan. In the event that either CEE or Professor Donovan is no longer able to perform these services, our revenues could be adversely affected. While these seminars will continue to be an important source of sales leads for client engagements, we have begun to develop our own sales and marketing capabilities as well. However, there is intense competition for sales personnel in our business, and there can be no assurance that we will be successful in attracting, integrating, motivating and retaining new sales personnel. In addition, we have limited experience in marketing our services with a direct sales force. Unlike our educational seminars, our direct sales force may be unable to establish client contacts at senior management levels, which may limit the effectiveness of those contacts and limit future revenue growth.

Our future success will depend on our ability to keep pace with the Internet's rapid technological changes, evolving industry standards and changing client requirements.

    The market for Internet professional services is relatively new and evolving rapidly. Our future success will depend, in part, upon our ability to provide services that are accepted by our existing and future clients as an integral part of their business model. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The level of demand for Internet professional services will depend upon a number of factors, including the following:

  . the growth in consumer access to, and acceptance of, new interactive technologies such as the Internet;

  .   the adoption of Internet-based business models; and

  . the development of technologies that facilitate two-way communication between companies and targeted audiences.

    Significant issues concerning the commercial use of Internet technologies, including security, reliability, cost, ease of use and quality of service, remain unresolved and may inhibit the growth of eBusiness solutions that utilize these technologies. Our future success will depend, in part, on our ability to meet these challenges. Among the most important challenges facing us are the need to:

  .   effectively use leading technologies;

  .   continue to develop our strategic and technical expertise;

  . influence and respond to emerging industry standards and other technological changes;

  .   enhance our current services;

  .   develop new services that meet changing customer needs; and

  .   advertise and market our services.

    All of these challenges must be met in a timely and cost-effective manner. We cannot assure you that we will succeed in effectively meeting these challenges, and our failure to do so could materially and adversely affect our business.

    Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. Many of these historical predictions have overstated the growth of the Internet. These predictions should not be relied upon as conclusive. The market for our services may not develop, our services may not be adopted and individual personal computer users in business or at home may not use the Internet or other interactive media for commerce and communication. If the market for Internet professional services fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be materially and adversely affected.

Future acquisitions or investments could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our business.

    We anticipate that a portion of any future growth may be accomplished by acquiring existing businesses. The success of any acquisitions will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain customers of acquired firms. We cannot assure you that we will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms or successfully integrate acquired personnel and operations. In addition, as a public company, it may be more difficult to acquire additional companies and the cost of acquiring businesses may increase relative to the cost of similar acquisitions when we were a private company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Any future acquisitions would involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management's attention from other business concerns. Furthermore, we may issue equity securities or incur debt to pay for any future acquisitions. If we issue equity securities, your percentage ownership of our company would be reduced.

Competition in the Internet professional services market is intense, and therefore we may lose projects to our competitors or prospective clients' internal IT departments.

    While the market for Internet professional services is relatively new, it is already highly competitive. In many cases we compete with the in-house technical staff of our prospective clients. In addition, the market is characterized by an increasing number of entrants that have introduced or developed services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on our business. We compete on the basis of a number of factors, including the following:

  .   integrated strategy, technology and architectural design services;

  .   architectural design and systems engineering expertise;

  .   technological innovation;

  .   quality, pricing and speed of service delivery;

  .   understanding clients' strategies and needs;

  .   client references; and

  .   vertical industry knowledge.

    Many of these factors are beyond our control. Existing or future competitors may develop or offer Internet professional services that provide significant technological, creative, performance, price or other advantages over the services we offer.

    We currently compete for client assignments and experienced personnel principally with the following:

  . Internet service firms: AGENCY.COM, iXL, Modem Media.Poppe Tyson, Online Marketing Communications, Organic Online, Proxicom, Razorfish, Scient, USWeb/CKS and Viant.

  . Systems integrators: Andersen Consulting, Cambridge Technology Partners, Cap Gemini, EDS, Sapient and WM-Data.

  . Management consulting firms: Bain, Booz-Allen & Hamilton, Boston Consulting Group and McKinsey.

  . Computer hardware and service vendors: Compaq, DEC, Hewlett-Packard and IBM.

  . Advertising agencies: Bates, DDB Needham, Grey Advertising, McCann-Erickson and Ogilvy & Mather.

    Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do. There are relatively low barriers to entry into our business. We have no patented or other proprietary technology that would preclude or inhibit competitors from entering the Internet professional services market. Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide Internet professional services are low. We expect that we will continue to face additional competition from new entrants into the market in the future, and we are subject to the risk that our employees may leave us and may start competing businesses. Any one or more of these factors could have a material and adverse effect on our business.

We may not be able to protect our intellectual property rights, which could adversely affect our business.

    Our future success will depend, in part, upon our intellectual property rights and our ability to protect these rights. We do not have any patents or patent applications pending. Existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to disclose, obtain or use our solutions or technologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may need to license these technologies and we may not be able to obtain licenses on reasonable terms, if at all.

    Generally, we develop software applications for specific client engagements. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. We may become involved in disputes that affect our ability to resell or reuse these applications and frameworks. Also, we may have to pay economic damages in these disputes which could adversely affect our results of operations and financial condition.

Difficulties in transitioning to new software systems may negatively affect our business.

    We currently use PC and network-based software for our management systems. Our current financial software is designed for small to medium-sized companies. Our human resources, recruiting and resource management systems are mainly database and spreadsheet driven. We have purchased and are currently planning to implement Oracle's integrated financial, human resources and project software. We are also evaluating our recruiting and customer relationship management systems. However, these new systems are expensive, and we may encounter difficulties in transitioning to them. Difficulties encountered with developing, implementing or operating such systems could materially and adversely affect our business.

Our failure to meet client expectations or deliver error-free services could result in losses and negative publicity.

    Our client engagements involve the creation, implementation and maintenance of eBusiness solutions that are often critical to our clients' businesses. Any defects or errors in these applications or a failure to meet client expectations could result in:

  .   delayed or lost revenues due to adverse client reaction;

  .   the provision of additional services to a client at no charge;

  . negative publicity regarding us and our services, which could adversely affect our ability to attract or retain clients; and

  . claims for substantial damages against us, regardless of our responsibility for any damages.

    Our contracts generally contain provisions intended to limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients. However, we cannot assure you that these contractual provisions will protect us from liability for damages. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or be sufficient to cover large claims. In addition, the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could materially and adversely affect our financial condition.

Problems relating to the "Year 2000 Issue" could adversely affect our business.

    Year 2000 issues may adversely affect our business and our clients' businesses. Many currently installed computer systems and software products are coded to accept only two-digit year entries in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies, including us, our clients and our prospective clients, may need to be upgraded to comply with such "Year 2000" requirements. Any failure on the part of our principal internal systems, the systems that we create for our prospective clients and other existing systems of our clients, could seriously harm our business, financial condition and operating results. For a more detailed description of our Year 2000 assessment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

To remain competitive, we may need additional financing, which may not be available on terms acceptable to us, if at all.

    We expect the net proceeds from this offering, together with current cash and available borrowings under our credit facilities, will be sufficient for us to meet our working capital and capital expenditure requirements for at least the next 12 months. However, we may need additional financing sooner if we:

  .   decide to expand faster than planned;

  .   develop new or enhanced services or products ahead of schedule;

  .   need to respond to competitive pressures; or

  .   decide to acquire complementary products, businesses or technologies.

    If we raise additional funds through the sale of equity or convertible debt securities, your percentage ownership will be reduced. In addition, these transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on terms acceptable to us, we may not be able to fund our business plan which would have a material adverse effect on our financial condition.

Our international expansion plans may not succeed.

    A key element of our strategy is to expand our operations into international markets. We currently have professionals operating in London, England and Sydney, Australia. We have limited experience in marketing, selling and delivering our services internationally, and we may have difficulty in managing our international operations because of distance, as well as language and cultural differences. We cannot assure you that we will be able to market and deliver our services successfully in foreign markets.

    Other risks related to our international operations include:

  . fluctuations in currency exchange rates and the conversion to the euro by all members of the European Union by year-end 2003;

  .   difficulties arising from staffing and managing foreign operations;

  .   longer payment cycles;

  .   restrictions and the reduced protection of intellectual property;

  . restrictions on the import and export of sensitive U.S. technologies, such as data security and encryption technologies that we may wish to use in solutions we develop for customers;

  . legal and regulatory requirements of different countries, such as differing tax or labor laws; and

  .   potential political and economic instability.

    If any of these risks materialize, we may have difficulty in managing our international operations and expansion, which could have a material adverse effect on our business and results of operations.

          Risks Related to the Internet Professional Services Industry

Our future success will depend on the continued growth and development of the Internet and its infrastructure.

    Our future success will depend on the continued growth and use of the Internet. We cannot assure you that this growth will continue or that a sufficient number of consumers will adopt and continue to use the Internet. Internet usage may be inhibited for a number of reasons, including:

  .   inadequate Internet infrastructure;

  .   security concerns;

  .   inconsistent quality of service; or

  .   unavailability of cost-effective, high-speed access services.

    We cannot assure you that the Internet infrastructure will be able to support expected growth or that the performance and reliability of the Internet will not decline as a result of this growth. Recently, many web sites, including those of our clients, have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, web usage could grow more slowly than anticipated or decline.

Our future success will depend on the development of the eBusiness market, which remains uncertain.

    Our future success will depend upon the widespread acceptance and use of the Internet as an effective medium of commerce by businesses and consumers. Rapid growth in the use of the Internet and commercial online services is a recent phenomenon. Demand for recently introduced services and products over the Internet and online services is subject to a high level of uncertainty. The continued development of the Internet and eBusiness as a viable commercial marketplace is subject to a number of factors, including the following:

  . the willingness of buyers to shift their purchasing habits from traditional vendors to eBusiness vendors;

  . insufficient availability of telecommunications services providing sufficiently fast response times; and

  . adverse publicity and consumer concern about the security of eBusiness transactions.

Breaches of security and computer viruses on the Internet may adversely affect our business by slowing the growth of eBusiness.

    The need to securely transmit confidential information, such as credit card and other personal information, over the Internet has been a significant barrier to eBusiness and Internet communications. Any well-publicized compromise of security could deter consumers and businesses from using the Internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Furthermore, computer viruses that spread over the Internet could disable or damage the systems we develop for our clients. Decreased Internet traffic or eBusiness sales as a result of general security concerns or viruses could cause companies to reduce their amount of technology spending, which could hurt our results of operations.

We face risks associated with government regulation of, and legal uncertainties surrounding, the Internet.

    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of eBusiness may prompt calls for more stringent consumer protection laws, both in the United States and abroad.

                      Risks Associated With This Offering

The future sale of substantial amounts of our common stock may negatively affect our stock price.

    The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. In addition, we have a significant number of shares that are subject to outstanding options and warrants. The exercise of these options and warrants and the subsequent sale of the underlying common stock could cause a further decline in our stock price. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The future issuance of preferred stock may dilute the rights of our common stockholders.

    Following this offering, our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, privileges and other terms of the shares. The board of directors may exercise this authority without any further approval of the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

We have various mechanisms in place to discourage takeover attempts.

    Certain provisions of our certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company that you as a stockholder may consider favorable. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a hostile takeover attempt;

  . prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;

  . requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

  .   limitations on who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders; and

  . establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law and our stock incentive plans may discourage, delay or prevent a change in control of our company.

We expect the market price of our common stock to be volatile, and it may drop unexpectedly.

    The initial public offering price will be determined through negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future market performance. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. An active public market for our common stock may not develop or be sustained after this offering, and the market price could fall below the initial public offering price.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business and the market price of our common stock.

Our directors, executive officers and principal stockholders will have substantial control over our affairs.

    Our directors, executive officers and principal stockholders will beneficially own approximately % of our common stock following this offering. In particular, three stockholders will own approximately % of our outstanding common stock. These stockholders acting together will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination which you, as a stockholder, would otherwise view favorably.

We do not have a plan for the use of the net proceeds of this offering and will therefore have discretion as to the use of these proceeds, which we may not use effectively.

    We have no plan with respect to the use of the net proceeds of this offering and have not committed these proceeds to any particular purpose apart from expenses of the business and general working capital. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering and may use the proceeds in ways with which stockholders disagree. We may not be able to invest these funds effectively.

You will suffer substantial dilution in the net tangible book value of the common stock you purchase.

    The initial public offering price of our common stock will be substantially higher than the book value per share of our common stock. Based on an assumed
initial public offering price of $   per share, if you purchase shares of
common stock in this offering, you will suffer immediate and substantial
dilution of $   per share in the net tangible book value of the common stock.

       CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in the prospectus generally. We generally use words such as "believes," "intends," "expects," "anticipates," "plans," and similar expressions to identify forward-looking statements. This prospectus also contains third-party estimates regarding the size and growth of the Internet professional services market and Internet usage in general. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

    This prospectus contains data related to the eCommerce market and the Internet professional services industry. These market data have been included in studies published by the market research firm of International Data Corporation. These data include projections that are based on a number of assumptions, including increasing worldwide business use of the Internet, the growth in the number of web access devices per user, the absence of any failure of the Internet and the continued improvement of security on the Internet. If any of these assumptions is incorrect, actual results may differ from the projections based on those assumptions and these markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business and the market price of our common stock.

                                USE OF PROCEEDS

    The net proceeds we expect to receive from the sale of     shares of common
stock offered by us are estimated to be $   , assuming an initial public
offering price of $   per share, after deducting underwriting discounts and
commissions and the estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the
net proceeds will be $   million. We intend to use the net proceeds from this
offering for general corporate and working capital purposes, including possible acquisitions. As of the date of this prospectus, we have not identified any specific expenditure plans with respect to the proceeds of this offering. Accordingly, our management will have broad discretion and significant flexibility in applying the net proceeds of this offering. We intend to invest the net proceeds from this offering in short-term, investment grade, interest-bearing instruments until they are used.

    The principal purposes of this offering are:

  .   to increase our equity capital;

  .   to facilitate future access by us to public equity markets;

  . to provide increased visibility and credibility in a marketplace where several of our current and prospective competitors are, or may in the future be, public companies; and

  . to enhance our ability to use our common stock as consideration for acquisitions and as a means of attracting and retaining key employees.

    We intend to continue to consider, from time to time, acquisitions that could provide additional new product or service offerings, additional industry expertise, a broader client base or an expanded geographic presence, and a portion of the net proceeds from this offering may be used for such acquisitions. From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. However, there are currently no commitments or agreements with respect to any acquisition.

                                DIVIDEND POLICY

    We have never paid dividends on our common stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. The terms of our existing credit agreement also restrict our ability to pay cash dividends.

                                 CAPITALIZATION

    The following table sets forth, as of September 30, 1999, our capitalization on an actual basis, on a pro forma basis to give effect to our sale of 1,645,555 shares of series A convertible preferred stock in October 1999 for net proceeds of $9.8 million and the conversion of all of our outstanding preferred stock into common stock that will occur upon the consummation of this offering and on a pro forma as adjusted basis to give
effect to the sale by us of     shares of common stock offered at an assumed
initial public offering price of $   per share, after deducting underwriting
discounts and commissions and the estimated offering expenses payable by us. This information should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                       September 30, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                         (in thousands)
Line of credit................................... $ 1,449      189     $
Current portion of capital lease obligation......     191      191
                                                  -------   ------     ------
  Total short-term debt..........................   1,640      380
                                                  -------   ------     ------
Capital lease obligation, less current portion...     126      126
Stockholders' deficit:
  Preferred Stock, $0.01 par value-- ............
   Authorized--5,000,000 shares..................
   Issued and outstanding--none..................      --       --         --
                                                  -------   ------     ------
  Common stock, $0.01 par value--
   Authorized--30,000,000 shares
   Issued--12,167,687, 13,813,242 and
   shares at September 30, 1999, pro forma and
   pro forma as  adjusted, respectively..........     122      138
Additional paid-in capital.......................  14,275   24,067
Notes receivable for issuance of common stock....     (84)     (84)
Deferred compensation............................  (6,524)  (6,524)
Accumulated deficit..............................  (8,307)  (8,307)
Treasury stock, at cost--510,000 shares..........    (153)    (153)
                                                  -------   ------     ------
  Total stockholders' (deficit) equity...........    (671)   9,137
                                                  -------   ------     ------
     Total capitalization........................ $  (545)   9,263     $
                                                  =======   ======     ======

                                    DILUTION

    Our pro forma net tangible book value as of September 30, 1999 which gives effect to our sale of series A convertible preferred stock in October 1999 for net proceeds of $9.8 million and conversion of all of our outstanding preferred stock into 1,645,555 shares of common stock that will occur upon consummation at this offering, was approximately $9.1 million, or $0.66 per share of common stock. Pro forma net tangible book value per share is determined by dividing our tangible net worth (tangible assets less liabilities) by the number of shares of common stock outstanding assuming conversion of all outstanding shares of preferred stock into 1,645,555 shares of common stock upon the
completion of this offering. Assuming the sale by us of     shares of common
stock, and after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma net tangible book
value as of September 30, 1999 would have been $  , or $   per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution of $   per share
to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................       $
 Pro forma net tangible book value per share as of September 30,
 1999............................................................... $0.66
 Increase per share attributable to this offering...................
                                                                     -----
Pro forma net tangible book value per share after this offering.....
                                                                           ----
Dilution per share to new investors.................................       $
                                                                           ====

    The following table summarizes, on a pro forma basis as of September 30, 1999 to give effect to our sale of series A preferred stock in October 1999 and the conversion of all of our outstanding preferred stock into 1,645,555 shares of common stock, the number of shares of common stock purchased from us, the total cash consideration paid and the average price paid per share by the existing stockholders and by new investors purchasing shares in this offering.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders.....  13,813,242       % $12,207,143       %  $   0.88
New investors.............
                            ----------  -----  -----------  -----
  Total...................              100.0% $            100.0%
                            ==========  =====  ===========  =====

    The tables and calculations above exclude 6,745,062 shares of common stock issuable pursuant to options outstanding as of September 30, 1999. Of these stock options, options to purchase approximately 1,330,407 shares were exercisable as of September 30, 1999, at a weighted average exercise price of $0.54 per share. In addition, as of September 30, 1999, there were warrants outstanding to purchase a total of 784,504 shares of common stock with a weighted average exercise price of $0.38 per share. To the extent that these options and warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data as of December 31, 1996, 1997, 1998 and September 30, 1999 and for the period from inception (October 31, 1996) to December 31, 1996, for each of the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 are derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, our independent public accountants, and are included elsewhere in this prospectus. The selected consolidated financial data for the nine months ended September 30, 1998 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, all unaudited financial data include all adjustments, consisting only of normal recurring adjustments necessary to present fairly the data for such period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                              Period from
                               inception
                              (October 31,
                                 1996)       Year Ended      Nine Months Ended
                                through     December 31,       September 30,
                              December 31, ----------------  ------------------
                                  1996      1997     1998      1998      1999
                              ------------ -------  -------  --------  --------
                                  (in thousands, except per share data)
Statement of Operations
  Data:
Net revenues:
 Professional services......    $    --    $ 3,169  $ 5,047  $  3,208  $ 11,342
 Educational services.......         --         --       --        --     2,496
                                -------    -------  -------  --------  --------
  Total net revenues........         --      3,169    5,047     3,208    13,838
Costs and expenses:
 Direct costs of
   professional services....         50      2,234    4,974     3,690     6,457
 Direct costs of educational
   services.................         --         --       --        --     1,142
 Selling and marketing......          3        328    1,530     1,217     1,884
 General and
   administrative...........        140      1,797    2,109     1,500     4,721
 Compensation expense
   related to stock options
   and warrants.............         --         28       74        57     2,752
                                -------    -------  -------  --------  --------
  Total operating expenses..        193      4,387    8,687     6,464    16,956
                                -------    -------  -------  --------  --------
Loss from operations........       (193)    (1,218)  (3,640)   (3,256)   (3,118)
Interest and other income
  (expense), net............         --          3     (229)     (165)      187
                                -------    -------  -------  --------  --------
Net loss....................    $  (193)   $(1,215) $(3,869) $ (3,421) $ (2,931)
                                =======    =======  =======  ========  ========
Basic and diluted net loss
  per share.................    $ (0.02)   $ (0.12) $ (0.39) $  (0.35) $  (0.27)
                                =======    =======  =======  ========  ========
Basic and diluted weighted
  average shares
  outstanding...............     10,000     10,000    9,992     9,912    10,713

                                             December 31,
                                        -------------------------  September 30,
                                         1996     1997     1998        1999
                                        -------  -------  -------  -------------
                                                   (in thousands)
Balance Sheet Data:
Working capital deficit................ $  (192) $  (128) $(3,187)    $(1,811)
Total assets...........................      --    1,797    1,932       5,858
Line of credit.........................      --       --    2,616       1,449
Capital lease obligations..............      --       --      294         317
Total stockholders' deficit............    (192)  (1,375)  (2,821)       (671)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Overview

    We are a full service provider of eBusiness solutions which help companies create strategic business solutions through the use of Internet technologies. From our incorporation in October 1996 through December 31, 1996, our operating activities consisted primarily of recruiting key technical and management personnel, establishing a business and operations plan and establishing relationships with prospective clients. In 1997, we retained our first clients, hired consultants, technical personnel and core services staff to execute client engagements and began building the sales and marketing and operational infrastructures to support the projected growth of our business.

    Our revenues are derived primarily from providing Internet professional services. We expect that our revenues will be driven primarily by the number and scope of our client engagements and by our professional services headcount. In 1998, three clients accounted for approximately 51% of our total net revenues, of which 25% were from Chevron, 16% were from Johnstone Supply, and 10% were from Toyota. Revenues from any given client will vary from period to period; however, we expect that significant customer concentration will continue for the foreseeable future. To the extent that any significant client uses less of our services or terminates its relationship with us, our revenues could decline substantially. As a result, the loss of any significant client could materially and adversely affect our business and results of operations.

    We also generate revenues from providing educational services. In May 1999, we entered into an outsourcing agreement with our primary sales lead source to provide the operational aspects of their executive education seminars. Under this contract, we generate revenues of approximately $1.4 million a quarter.

    We market and sell our services through the executive education seminars, indirectly with our partners, and directly through our sales organization. The majority of our leads, and our revenues, has come through these executive education seminars.

    Revenues generated pursuant to time and materials contracts are generally recognized as services are provided. For 1998, approximately 91% of revenues were derived from time and materials contracts. Revenues generated pursuant to fixed-fee contracts are generally recognized as services are rendered using the percentage-of-completion method of accounting. Revenues exclude reimbursable expenses charged to clients. As we obtain greater experience in estimating the costs of performing eBusiness services, our strategy is to enter into more fixed-fee contracts, which we believe are potentially more profitable. Accordingly, we anticipate that a larger percentage of revenues will be derived from fixed-fee contracts in the future. In 1998, substantially all clients were located within North America and all revenues were denominated in U.S. dollars.

    Direct costs of professional services consist primarily of the compensation and benefits of our employees engaged in the delivery of professional services and non-reimbursable expenses related to client projects. Direct costs of professional services margins reflect revenues less the professional services expenses whether or not the employee's time is billed to a client. We expect that our per capita professional services costs will increase over time due to wage increases and inflation. In addition, these cash expenses may increase after this offering because prospective employees that we target after this offering may perceive that the stock option component of our compensation package is not as valuable as that component was prior to this offering. Our professional services margins are affected by trends in hiring and in consultant utilization, and, as such, will vary in the future. Any significant decline in consultants' time billed to clients or the loss of a significant client would materially adversely affect our professional services margins. Client engagements currently average three to six months in duration. If a client engagement ends earlier than we expect, we must re-deploy professional services personnel. Any resulting non-billable time will adversely affect our professional services margins.

    Direct costs of educational services consist of the salaries, benefits and direct expenses for personnel related to our educational services. It also includes the direct expenses of delivering our educational services. We expect our educational services costs to increase in absolute dollars as we invest in personnel and incur costs to grow our educational services revenues.

    Selling and marketing expenses consist of salaries, commissions, benefits and related expenses for personnel engaged in sales and marketing activities. It also includes public relations, trade shows, promotional expenses and other expenses directly related to sales and marketing. We expect selling and marketing expenses to increase in absolute dollars as we expand our sales and marketing efforts and build our brand recognition.

    General and administrative expenses consist of compensation, benefits and related expenses for personnel engaged in executive and general management, recruiting, human resources, information technology, finance, administrative, and developing and maintaining our service methodologies. It also includes our expenses for recruiting, training, leasing and maintaining office space, professional fees and all other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we continue to invest in our employees, advance our knowledge management and methodologies, grow our information technology infrastructure, open new offices, increase our recruiting efforts and incur additional costs related to the growth of our business and operations as a public company.

    Compensation expense related to stock options and warrants consists of the non-cash compensation expense related to the granting of stock options and warrants. We have recorded deferred compensation expense of $8.6 million related to certain stock option grants through September 30, 1999. This deferred compensation expense will be recognized based on the vesting of these stock options. Of the recorded deferred compensation expense, $2.1 million has been expensed through September 30, 1999. The balance will be recognized based on vesting of these stock options at approximately $1.4 million for the quarter ended December 31, 1999 and $512,000 per quarter.

    Despite growth in our revenues, we have not been profitable and we expect to continue to incur net losses. Our net losses may not decrease proportionately with the increase in our revenues primarily because of increased expenses related to the hiring of additional employees, expansion of the number of our offices, increased investment in our knowledge management, methodologies and operations infrastructure, and our increased marketing and sales efforts. To the extent that future revenues do not increase significantly in the same periods in which operating expenses increase, our operating results would be adversely affected. See "Risk Factors--We had an accumulated deficit of $8.3 million as of September 30, 1999, and we expect to continue to incur losses for the foreseeable future."

    Our revenues and earnings may fluctuate from quarter to quarter based on such factors within and outside our control, including the variability in market demand for the Internet and for Internet professional services, the length of the sales cycle associated with our service offerings, the number and scope of our projects, seasonal factors and the efficiency with which we utilize our employees.

    Our number of employees increased from 57 at December 31, 1997 to 183 at September 30, 1999. We expect the total number of employees to increase further during the remainder of 1999. Personnel compensation and facilities costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter. Accordingly, if revenues do not increase at a rate equal to expenses, our business, financial condition or results of operations could be materially and adversely affected. In addition, our liquidity may also be adversely affected if revenues do not increase at a rate equal to these additional expenses, to the extent we are unable to reduce operating expenses.

Results of Operations

    The following table sets forth the percentage of total net revenues of certain consolidated financial data for the periods indicated:

                                        Year Ended       Nine Months Ended
                                       December 31,        September 30,
                                       ---------------   --------------------
                                        1997     1998      1998        1999
                                       ------   ------   ---------   --------
Net revenues:
 Professional services................  100.0%   100.0%      100.0%      82.0%
 Educational services.................     --       --          --       18.0
                                       ------   ------   ---------   --------
  Total net revenues..................  100.0    100.0       100.0      100.0
Costs and expenses:
 Direct costs of professional
   services...........................   70.5     98.6       115.0       46.7
 Direct costs of educational
   services...........................     --       --          --        8.3
 Selling and marketing................   10.3     30.3        38.0       13.6
 General and administrative...........   56.7     41.8        46.7       34.1
 Compensation expense related to stock
   options and warrants...............    1.0      1.5         1.8       19.9
                                       ------   ------   ---------   --------
  Total operating expenses............  138.5    172.2       201.5      122.6
                                       ------   ------   ---------   --------
Loss from operations..................  (38.5)   (72.1)     (101.5)     (22.6)
Interest and other income (expense),
  net.................................    0.1     (4.5)       (5.1)       1.4
                                       ------   ------   ---------   --------
Net loss..............................  (38.4)%  (76.6)%    (106.6)%    (21.2)%
                                       ======   ======   =========   ========

Comparison of Nine Months Ended September 30, 1998 and September 30, 1999

    Professional services revenues. Professional services revenues increased 254% from $3.2 million for the nine months ended September 30, 1998 to $11.3 million for the nine months ended September 30, 1999. The increase reflected growing demand for Internet professional services and increases in both the size and number of our client engagements. For the nine months ended September 30, 1998, professional services revenues from four clients totaled 56% of total net revenues, while professional services revenues from three clients totaled 54% of total net revenues for the nine months ended September 30, 1999, reflecting continuing concentration of revenues from a small number of clients.

    Educational services revenues. We began providing educational services in May 1999. Educational services revenues were $2.5 million for the nine months ended September 30, 1999. All educational services revenues were earned through our outsourcing agreement with CEE and represented 18% of total net revenues for the nine months ended September 30, 1999. Because we began generating educational services revenues in May 1999, we expect educational services revenues to increase in absolute dollars in future periods.

    Direct costs of professional services. Direct costs of professional services increased 75% from $3.7 million for the nine months ended September 30, 1998 to $6.4 million for the nine months ended September 30, 1999. The increase was primarily due to increased hiring of senior-level consultants and a general increase in wages for professional employees.

    Direct costs of educational services. We started providing educational services in May 1999. Direct costs of educational services were $1.1 million for the nine months ended September 30, 1999. Because we began incurring direct costs of educational services in May 1999, we expect direct costs of educational services to increase in absolute dollars in future periods.

    Selling and marketing expenses. Selling and marketing expenses increased 55% from $1.2 million for the nine months ended September 30, 1998 to $1.9 million for the nine months ended September 30, 1999. The increase was due primarily to an increase in headcount and an increase in marketing expenditures. Selling and marketing expenses represented 38% of total net revenues for the nine months ended September 30, 1998 and 14% of total net revenues for the nine months ended September 30, 1999.

    General and administrative expenses. General and administrative expenses increased 215% from $1.5 million for the nine months ended September 30, 1998 to $4.7 million for the nine months ended September 30, 1999. This increase was due primarily to an increase in recruiting costs and an increase in headcount for the nine months ended September 30, 1999. General and administrative expenses represented 47% of total net revenues for the nine months ended September 30, 1998 and 34% of total net revenues for the nine months ended September 30, 1999.

    Compensation expense related to stock options and warrants. For the nine months ended September 30, 1999, we recorded non-cash compensation expense related to the issuance of stock options of $2.1 million. In addition, we recorded deferred compensation expense of $6.5 million related to the issuance of stock options which will be recognized over the vesting period of the underlying stock options.

    Interest and other income (expense), net. Net interest and other income (expense) changed from an expense of $165,000 for the nine months ended September 1998 to income of $187,000 for the nine months ended September 30, 1999. This change was primarily due to a one-time gain of $349,000 related to the termination of a joint-venture agreement with a third party in May 1999.

Comparison of Period from Inception (October 31, 1996) through December 31, 1996, Fiscal Year 1997 and Fiscal Year 1998

    Professional services revenues. Professional services revenues increased 59% from $3.2 million for 1997 to $5.0 million for 1998. There were no professional services revenues for the period from inception (October 31, 1996) to December 31, 1996. The increase in professional services revenues reflected growing demand for Internet professional services and increases in both the size and number of our client engagements. For 1998, three clients accounted for approximately 51% of total net revenues, consisting of 25% of total net revenues from Chevron, 16% of total net revenues from Johnstone, and 10% of total net revenues from Toyota. For 1997, three clients totaled 51% of total net revenues, consisting of 28% of total net revenues from Toyota, 12% of total net revenues from Caterpillar and 11% of total net revenues from OnMoney.

    Direct costs of professional services. Direct costs of professional services increased 123% from $2.2 million for 1997 to $5.0 million for 1998. Direct costs of professional services increased 4,402% from $50,000 for the period from inception (October 31, 1996) to December 31, 1996 to $2.2 million for 1997. These increases were primarily due to the hiring of additional professionals and, to a lesser extent, higher wages.

    Selling and marketing expenses. Selling and marketing expenses increased 367% from $328,000 for 1997 to $1.5 million for 1998. Selling and marketing expenses increased from $3,000 for the period from inception (October 31, 1996) to December 31, 1996 to $328,000 for 1997. As a percent of total net revenues, selling and marketing expenses represented 10% for 1997 and 30% for 1998. This increase was due primarily to an increase in direct sales and marketing headcount during 1998 and our not investing in our sales and marketing organization until the fourth quarter of 1997.

    General and administrative expenses. General and administrative expenses increased 17% from $1.8 million for 1997 to $2.1 million for 1998. General and administrative expenses increased from $140,000 for the period from inception (October 31, 1996) to December 31, 1996 to $1.8 million in 1997. As a percent of total net revenues, general and administrative expenses represented 57% for 1997 and 42% for 1998. General and administrative expenses included significant recruiting costs for both 1997 and 1998. The overall increase in general and administrative expenses was due primarily to an increase in the number of employees.

    Interest and other income (expense), net. Net interest and other income (expense) changed from income of $3,000 for 1997 to an expense of $229,000 for 1998. There was no interest and other income (expense), net for the period from inception (October 31, 1996) to December 31, 1996. This increase in expense was related to an increase in interest expense related to working capital and equipment financing during 1998.

    Provision for income taxes. At December 31, 1997 and 1998, we had a net operating loss carryforward of approximately $1.2 million and $2.6 million, respectively, which we may use to offset future taxable income, if any. This carryforward is subject to review and possible adjustment by the Internal Revenue Service. The Internal Revenue Code contains provisions that may limit our use of the carryforward in the event there are significant changes in our ownership.

   We have not given recognition to any of our potential tax benefits, consisting primarily of our net operating loss carryforward, as it is more likely than not that these benefits will not be realizable in our future years' tax returns.

Quarterly Results of Operations

   The following table sets forth certain quarterly consolidated statements of operations data for each of the seven most recently completed quarters. In management's opinion, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results when read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results of operations for any future period.

                                                        Three Months Ended
                          -----------------------------------------------------------------------------------
                          March 31,  June 30,   September 30, December 31, March 31,  June 30,  September 30,
                            1998       1998         1998          1998       1999       1999        1999
                          ---------  --------   ------------- ------------ ---------  --------  -------------
                                                          (in thousands)
Net revenues:
 Professional services..   $   880   $   973       $1,355        $1,839     $2,441     $3,764      $ 5,137
 Educational services...        --        --           --            --         --      1,029        1,467
                           -------   -------       ------        ------     ------     ------      -------
  Total net revenues....       880       973        1,355         1,839      2,441      4,793        6,604
Costs and expenses:
 Direct costs of
  professional
  services..............     1,172     1,034        1,322         1,446      1,527      2,009        2,921
 Direct costs of
  educational services..        --        --           --            --         --        569          573
 Selling and marketing..       382       625          218           305        413        619          852
 General and
  administrative........       969       231          454           455        685      1,583        2,453
 Compensation expense
  related to stock
  options and warrants..        --        50            7            17         --        425        2,327
                           -------   -------       ------        ------     ------     ------      -------
  Total operating
   expenses.............     2,523     1,940        2,001         2,223      2,625      5,205        9,126
                           -------   -------       ------        ------     ------     ------      -------
Loss from operations....    (1,643)     (967)        (646)         (384)      (184)      (412)      (2,522)
Interest and other
 income (expense), net..        (9)      (50)        (106)          (64)       (71)       291          (33)
                           -------   -------       ------        ------     ------     ------      -------
Net loss................   $(1,652)  $(1,017)      $ (752)       $ (448)    $ (255)    $ (121)     $(2,555)
                           =======   =======       ======        ======     ======     ======      =======

                                                 Percentage of Total Net Revenues
                          -----------------------------------------------------------------------------------
Net revenues:
 Professional services..     100.0%    100.0%       100.0%        100.0%     100.0%      78.5%        77.8%
 Educational services...       0.0       0.0          0.0           0.0        0.0       21.5         22.2
                           -------   -------       ------        ------     ------     ------      -------
  Total net revenues....     100.0     100.0        100.0         100.0      100.0      100.0        100.0
Costs and expenses:
 Direct costs of
  professional
  services..............     133.2     106.3         97.6          78.6       62.6       41.9         44.2
 Direct costs of
  educational services..       0.0       0.0          0.0           0.0        0.0       11.9          8.7
 Selling and marketing..      43.4      64.2         16.1          16.6       16.9       12.9         12.9
 General and
  administrative........     110.1      23.7         33.5          24.7       28.1       33.0         37.1
 Compensation expense
  related to stock
  options and warrants..       0.0       5.1          0.5           0.9        0.0        8.9         35.2
                           -------   -------       ------        ------     ------     ------      -------
  Total operating
   expenses.............     286.7     199.3        147.7         120.8      107.6      108.6        138.1
                           -------   -------       ------        ------     ------     ------      -------
Loss from operations....    (186.7)    (99.4)       (47.7)        (20.9)      (7.6)      (8.6)       (38.1)
Interest and other
 income (expense), net..      (1.0)     (5.1)        (7.8)         (3.5)      (2.9)       6.1         (0.5)
                           -------   -------       ------        ------     ------     ------      -------
Net loss................    (187.7)%  (104.5)%      (55.5)%       (24.4)%    (10.4)%     (2.5)%      (38.6)%
                           =======   =======       ======        ======     ======     ======      =======

   We have historically experienced significant quarterly fluctuations in our revenues and results of operations and expect these fluctuations to continue. Factors causing these variations include the number, timing, scope and contractual terms of client projects, delays incurred in the performance of such projects, accuracy of estimates of resources and time required to complete ongoing projects, and general economic conditions. In addition, our future revenues and results of operations may fluctuate as a result of changes in pricing in response to client demand and competitive pressures, the ratio of fixed-price contracts versus time-and-materials contracts and the timing of collection of accounts receivable. A high percentage of our results of operations, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects or in consultant utilization rates may cause significant variations in operating results in any particular quarter, and could result in losses. Any significant shortfall of revenues in relation to our expectations, any material reduction in utilization rates for our consultants, an unanticipated termination of a major project, a client's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major client projects could require us to pay underutilized employees and have a material adverse effect on our business, results of operations and financial condition.

   Our quarterly results of operations are also subject to certain seasonal fluctuations. We have in the past hired most of our new consultants in the second and third quarters, and there has been a delay in revenues associated with these consultants until they become fully billable. Demand for our services may be lower in the third and fourth quarters due to reduced activity during the vacation and holiday seasons and fewer working days for those customers that curtail operations during these periods. These and other seasonal factors may contribute to fluctuations in our results of operations from quarter to quarter.

Liquidity and Capital Resources

   Since inception, we have funded our operations through the sale of equity securities, bank borrowings and lease financing arrangements.

   Cash used for operating activities was $193,000 for the period from inception (October 31, 1996) to December 31, 1996, $1.4 million for 1997, $2.7 million for 1998 and $827,000 for the nine months ended September 30, 1999. For the period from inception (October 31, 1996) through December 31, 1996 we had no capital expenditures. For 1997, 1998 and the nine months ended September 30, 1999 we had capital expenditures of $584,000, $191,000 and $527,000, respectively.

   We have a committed and revolving line of credit with a bank which currently provides for borrowings of up to $3.0 million. Of this amount, $2.5 million is committed and guaranteed by our affiliates, as well as secured by our assets. An additional $500,000 is secured by our assets and is revolving and subject to a maximum balance of 75% of qualified accounts receivable. The line of credit agreement also provides for the availability of an additional revolving amount of $500,000 upon our achieving net profit in two consecutive quarters. Borrowings under this line of credit, which expires on December 29, 1999, bear interest at the bank's prime rate plus 1.0% (9.25% at September 30, 1999). Under the same bank agreement, we also have an equipment line of credit which provides for borrowings of up to $200,000, which bears interest at the bank's prime rate plus 1.5% (9.75% at September 30, 1999). Under the equipment line, amounts borrowed between January to June 1999 are paid back over a 36-month period beginning July 5, 1999 and amounts borrowed between July to December 1999 are paid back over a 36-month period beginning January 5, 2000. Borrowings under the bank lines of credit may be prepaid in whole or in part without penalty and are secured by substantially all of our assets. The line of credit requires compliance with financial covenants including minimum revenues per quarter and maximum loss/minimum net income per quarter. Outstanding borrowings under the above credit facilities totaled $1.4 million as of September 30, 1999.

   Our cash and cash equivalents were $4,000 at September 30, 1999. In October 1999, we sold 1,645,555 shares of series A convertible preferred stock to five investors in a private placement at a price of $6.00 per share. We received net proceeds of approximately $9.8 million from the private placement, after deducting our expenses. We believe that current cash, the proceeds from the private placement, available borrowings under our credit facilities and the net proceeds from this offering will be sufficient for us to meet our working capital and capital expenditure requirements for at least the next 12 months. However, there can be no assurance that we will not require additional financings within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

Impact of Year 2000

    Many currently installed computer systems and software products worldwide are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between the year 1900 and the year 2000. Accordingly, many companies, including us and our clients, potential clients, vendors and strategic partners, may need to upgrade their systems to comply with applicable Year 2000 requirements.

    Because we and our clients are dependent, to a very substantial degree, upon the proper functioning of computer systems, a failure of these systems to correctly recognize dates beyond January 1, 2000 would disrupt operations. We may experience operational difficulties caused by undetected errors or defects in our internal systems. Purchasing patterns of our clients and potential clients may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance and may therefore defer new initiatives until they do so. We may become involved in disputes regarding Year 2000 problems occurring in solutions we have developed or implemented or arising from the interactions of our Internet solutions with other software applications. Year 2000 problems could require us to incur delays in providing our services to clients and unanticipated expenses.

    To address these issues, we formed a Year 2000 assessment and contingency planning committee, called the Y2K Committee, to review both our information technology systems and our non-information technology systems, and where necessary, to plan for and supervise the remediation of those systems. The Y2K Committee is headed by our Chief Technologist. We have performed an assessment of the Year 2000 readiness of our critical hardware and software systems. The providers of these systems have either confirmed to us that these systems are Year 2000 compliant or provided the information necessary for us to plan and implement upgrades to make them Year 2000 compliant.

    We have also held and continue to hold discussions with our clients regarding their Year 2000 remediation plans. Based on discussions to date, we believe that the Year 2000 problem will not materially or adversely impact the operations of our significant clients or their plans to purchase our services.

    Based on work done to date, we believe that the cost of work and materials to complete our Year 2000 program will be approximately $60,000, of which approximately $30,000 has been spent to date. This includes the cost of material upgrades, software modifications and related consulting fees.

    We are developing contingency plans for critical individual information technology systems and non-information technology systems to address Year 2000 risks not fully resolved by our Year 2000 program. These contingency plans should be completed by the fourth quarter of 1999. To the extent that our assessment is finalized without identifying any material noncompliant information technology systems operated by us or by our vendors, we feel the most reasonably likely worst case Year 2000 scenario is a temporary telecommunications failure which would impair communications among our offices. We currently have contingency plans in place to address such a disruption in our telecommunications systems and believe that such a disruption would not have a material or adverse effect on our operations. However, a prolonged telecommunications failure beyond our control could have a material adverse effect on our business, results of operations and financial condition.

    We believe that the Year 2000 risk will not present significant operational problems for us. However, there can be no assurance that our Year 2000 program will prevent any material adverse effect on our operations, financial condition or customer relations.

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Recent Accounting Pronouncement

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on our consolidated financial statements.

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                                    BUSINESS

Overview

    We are a full service provider of eBusiness solutions which help companies create strategic business solutions through the use of Internet technologies. We add value to our clients by incorporating our expertise in business issue diagnosis and resolution, business and technology strategy development and the delivery of advanced Internet applications and eBusiness solutions. Additionally, through the C-bridge Institute, we offer clients executive eBusiness education services on topics relevant to senior executives' efforts to successfully develop and implement Internet technologies and eBusiness strategies.

    We have focused the staffing of our senior management team as well as the appointment of our board of directors around certain core competencies that are strategic to our eBusiness solutions. These core competencies include business strategy development, supply chain management, service chain management, education, creative design, branding and marketing, systems architecture design and back-end systems integration.

    We have gained considerable expertise through our strategic relationships with major technology product and service providers, including Hewlett-Packard and Oracle. We have also continued to increase the value of our brand and our unique lead generation methodology by developing relationships with senior executives of a significant number of Global 1000 companies who have attended our executive education seminars. Through the delivery of these seminars worldwide, we educate over 3,000 business managers and executives each year on business strategies related to the Internet. We view this as a third sales channel which complements our own direct sales efforts and sales resulting from our client-partner model which we run on an account by account basis through our services delivery organization.

Industry Background

 Growth of the Internet and eBusiness

    The Internet has grown rapidly in recent years, driven by several key factors, including the development of easy-to-use web browsers, the large and growing installed base of advanced personal computers, the adoption of faster and more efficient networks, the emergence of compelling web-based content and commerce applications, and the growing sophistication of the user base. According to International Data Corporation, a leading technology research firm, the number of Internet users was 98 million worldwide at the end of 1998 and is expected to grow to 320 million by the end of 2002.

    The initial commercial use of the Internet was as a static informational and advertising medium. From this origin, the Internet has evolved into a dynamic platform for conducting business. According to a June 1999 report published by International Data Corporation, the amount of commerce conducted over the Internet will exceed $1.0 trillion by 2003. Faced with growing competition, deregulation and globalization, companies are increasingly looking to utilize Internet technologies to develop a sustainable competitive advantage. They have begun to expand their use of efficient and low-cost Internet technologies to replace or enhance traditional operations, such as customer relationship management, supply and service chain management, employee training and communication.

    Companies are now moving away from implementing standard applications toward assembled applications based on Internet standard architectures. Configuring and customizing large applications was possible when business strategies could be supported by the functionality of static systems. Competitive pressures have driven companies to adopt business strategies that require dynamic, flexible business processes and applicable technical infrastructure. Today, many companies are using Internet standards when designing their systems architecture and then use system components that can be assembled into a flexible solution. With an architectural approach, companies not only get the system flexibility they are looking for, but they are also able to assemble the precise functionality required to create a competitive advantage.

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 Market for Full Service eBusiness Solution Providers

    Given the move toward standard architecture, successful adoption of the Internet for eBusiness poses significant architectural, creative, strategic and technical design challenges. The successful alignment of business and Internet strategies requires an understanding of how the Internet can transform relationships among companies' various constituencies, including their employees, customers and business partners. However, companies facing major technology investment decisions often need outside technical expertise to identify and evaluate viable Internet tools, develop feasible systems architectures and implement strategies. Companies must also be able to integrate new Internet applications with their existing systems. Finally, a successful solution requires that the Internet-based solution, particularly the user interface, must be engaging and easy to use. Few companies have the range of skills necessary to recognize the ways in which Internet technologies can transform their businesses and implement sophisticated eBusiness solutions. Even if companies can obtain skills in each of these strategy, technology and creative disciplines, they often have little experience coordinating them to fully exploit the Internet and related technologies.

    The combination of these factors has created a significant and growing demand for third-party Internet professional service providers. International Data Corporation has forecasted that the market for Internet professional services worldwide will grow from $7.8 billion in 1998 to $78.5 billion by 2003.

 Market Opportunities

    eBusiness solutions providers can be divided into four major categories: large systems integrators, specialty systems integrators, strategy consulting firms and Internet professional services providers. While many competitors in each category have specific strengths, each tends to focus on only a part of the overall solution. Few integrate business and marketing strategy with expertise in Internet-specific technology and architectural design services to help businesses achieve the full potential that the Internet offers.

    As the level of familiarity and sophistication with Internet technologies continues to grow, so does the need for full eBusiness service providers that can help formulate a focused, strategic and integrated approach to the implementation of eBusiness solutions that add measurable value to the client. This rapidly increasing demand for eBusiness solutions, combined with the inability of many current eBusiness solution providers to deliver all of the strategic, creative and technical skills required by clients, has created significant market opportunities which remain largely unaddressed.

Our Solution

    We design and implement sophisticated eBusiness solutions to help our clients make intelligent business decisions, drive incremental sales volume, reduce costs and accelerate business transactions both internally with employees and externally with vendors, suppliers and customers. At the C-bridge Institute, we educate senior-level executives from Global 1000 companies about the Internet, diagnose new eBusiness strategies and systems architecture shortcomings and then deliver strategic eBusiness solutions that are designed to enhance our clients' core business, operations and communications. Our solution has five essential elements:

    Provide integrated Internet strategy, technology and systems architecture design services. We provide a comprehensive set of integrated services designed to implement sophisticated eBusiness solutions. These services include strategic consulting, design of systems architectures and end-user interfaces, and creation and customization of software. We work with our clients to analyze their business issues, design an appropriate technology and systems architecture and implement an effective eBusiness solution. Our services assist our clients to evaluate their strategies and transform their businesses to take advantage of the Internet.

    Offer high value-added eBusiness solutions which can be quickly developed and deployed. Our goal is to enable our clients to improve their overall business practices by providing robust eBusiness solutions that can increase sales, improve operational efficiencies and create or enhance business identities. We provide application assembly and development and systems integration services by employing the latest in Internet technologies. Our clients benefit not only from time and cost savings, but also from robust and scalable

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solutions that can be implemented quickly and seamlessly. This approach also reduces miscommunications and delays that can occur when the design, customization and implementation are handled by multiple service providers.

    Offer eBusiness education to senior-level Global 1000 executives around the world. We have a unique channel opportunity structured around the delivery of executive education. Through an outsourcing agreement, we have partnered with CEE to deliver content, lectures, and demonstrations for our executive education programs. These seminars help executives understand how Internet technologies can benefit their business. Our relationship with CEE gives us direct high-level access to the corporate executives who attend. CEE's current major sponsors, Hewlett-Packard and Oracle, are also our alliance partners. At the seminars, we work with our alliance partners to help business executives begin to understand their business problems and identify possible eBusiness solutions. To date, these seminars have been our most significant source of lead generation.

    Combine strategic industry and business domain expertise to create iSolutions. To date, we have focused the delivery of our services on four industry groups: retail and distribution; banking, finance and insurance; manufacturing; and utilities and telecommunications. We have developed valuable intellectual capital and expertise in these areas. We complement our industry focus with expertise in cross-industry functional solution areas. This enables us to understand our clients' particular business processes and competitive positions and to create what we call iSolutions that are best suited to their needs. An iSolution is a combination of a business strategy, a workflow template and a technical architecture. Since each of these continues to move in time, an iSolution by definition is an environment rather than a traditional application. As competition dictates moves in strategy, as new ideas emerge around best in class workflows and as new products and technologies are introduced, the iSolution needs to be flexible in order to achieve a competitive advantage. The industry experts in our iSolutions group develop and deliver the industry vertical solutions for our clients. These iSolutions can then be used as benchmarks during both diagnosis and delivery, improving both the speed of delivery and quality of our solutions.

    Leverage our intellectual capital to benefit clients. We utilize technology to accumulate and disseminate information and to ensure the growth and development of our intellectual capital. This information is tracked and stored in our corporate intranet, which acts as a centralized intellectual capital repository. Our intranet is both a solutions library that facilitates the dissemination of intellectual capital across our business and an internal project management system that captures detailed information on the resources required to achieve specific tasks on a project. Our ability to reuse intellectual capital allows us to predict project completion requirements more accurately and provide fixed-cost contracts, further reducing risk for our clients.

Our Strategy

    Our goal is to become the leading provider of eBusiness services to Global 1000 companies. To achieve this objective, we are pursuing the following strategies:

  . Continue to enhance our eBusiness framework and design patterns. We have developed significant technological capabilities and expertise in systems architecture and design patterns, which we use to deliver sophisticated eBusiness solutions. We intend to continue to develop and invest in our framework and design patterns, which form the foundation of our client engagements. In particular, we intend to continuously adapt our framework and design patterns to evolving and emerging Internet technologies in order to meet the needs of a worldwide client base.

  . Develop and expand client relationships. We establish strong ties with our clients' senior management by assisting them in addressing their strategic business issues. We leverage these relationships through the C-bridge Institute to expand the scope and length of current projects and to enter into additional projects. Our strategy is to leverage our industry expertise, technology skills, and scale by expanding the scope of client relationships into broader engagements, including additional Internet strategy consulting, design, systems engineering and application development services.

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

  . Capture and disseminate reusable knowledge and best practices. Our employees have developed a broad base of knowledge and best practices. Our strategy is to continue to capture this knowledge and these best practices for dissemination throughout our business, and to expand these capabilities where appropriate through acquisitions and external hiring. We have established a library of reusable software objects, templates and horizontal business solutions from our client engagements which continue to grow as projects are completed. The current set of horizontal business solutions were created as a best practice within one industry sector but are leverageable across multiple sectors. We intend to leverage this library to deliver solutions rapidly and cost-effectively in multiple industries. We believe this will provide us with a significant competitive advantage, particularly when providing services under fixed-price contracts.

  . Leverage and expand our industry-specific expertise. We have assembled industry centers of expertise within our practice groups, including professionals with expertise in the business practices and processes of several specific industries. We believe that combining industry-specific knowledge with our best practices and design patterns enables us to provide effective Internet strategy consulting and services tailored to the specific needs of our clients. In addition, our industry expertise reduces the learning curve on new engagements, improving efficiency of implementation and reducing project delivery times. Our strategy is to augment our regional industry capability by recruiting senior professionals from major consulting firms and companies in relevant industries.

  . Expand geographic presence. We have already established a presence in Australia and England and, in order to obtain broad geographic coverage, we intend to establish additional offices across the United States, as well as in Europe and the Pacific Rim. This will allow us to serve more clients on a local basis, helping to forge strong, long-term client relationships and to serve the needs of our clients and their customers and vendors.

Our Methodology and Services

    We have developed a fully integrated services methodology, Profit Life Cycle Management, to assist companies in the ongoing process of expanding and improving business through technology. This methodology enables businesses to produce cycles of value from one development phase to another, assisting the company in becoming a leader in its business and creating a workable business design that enhances its bottom line. The Profit Life Cycle Management methodology provides companies with eBusiness solutions and services that enable the parts of an organization to synchronize around achieving the greatest benefit for the organization as a whole, to focus on global rather than local performance, to understand the patterns and frameworks that help managers succeed and to achieve the goals of the company with the Internet as the enabler.

    The Profit Life Cycle Management methodology is based on a number of underlying principles:

  . Value driven. We focus on providing measurable value to our clients. For example, for each engagement we define a deliverable in terms of a demonstrable improvement in a specific strategic or operational measure such as market share, revenues, cost, customer service and cycle time.

  . Iterative development and change management. We believe that early feedback from end-users is integral to the design and implementation of a successful eBusiness solution. Our engagements are staffed with a team consisting of our consultants and representatives from our clients' various businesses or technical functions.

  . Design patterns and reusable software. We leverage our growing library of design patterns and reusable software components to increase our diagnosis and delivery capabilities. These patterns and components can be quickly assembled into a preliminary model of an application's core functions and services.

  . Proactive risk management. Risk assessment and control practices are built into our methodology from the planning stage through the execution and completion of development projects. We assemble and test the proposed system architecture early to mitigate potential technical risks in areas such as connectivity, security and performance.

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    The following chart illustrates the services and core competencies within the Profit Life Cycle Management methodology:



                             [CHART APPEARS HERE]
The graphic is a series of rectangular boxes that, collectively, are presented in a circular fashion along the outside with smaller boxes and circles in the inside. The boxes are connected by lines that have an arrow on each end. The first box, located at the top center, contains the text "Program Management." Proceeding counter-clockwise, the next box is located to the lower left and contains the text "Business Innovation." The next box is located directly below and contains the text "Diagnosis." Directly below this box, prior to the arrow, and as part of the diagnostic area are three smaller boxes with one rectangular box underneath. The three boxes, left to right, contain the text "Internet Strategy Analysis," "Business Value Analysis" and "Internet Readiness Assessment." Before the arrow, the rectangular box underneath the three smaller boxes contains the text "Internet Vision Session." The next box is located directly below and contains the text "Health Checks." The next box is located at the bottom in the center of the chart and contains the text "Systems Management." Beginning again at the top of the graphic but now proceeding clockwise, after the rectangular box containing "Program Management," the next box is located to the lower right and contains the text "Education & Customer Mentoring." The next box is located directly below and contains the text "Delivery." Directly below this box, prior to the arrows, and as part of the delivery area are four smaller boxes with one larger rectangular box underneath. The four boxes, left to right, contain the text, "Define," "Design," "Develop" and "Deploy." The rectangular box underneath the smaller boxes contains the text, "Internet Systems Integration." The next box is located directly below and contains the text, "Technology Transfer." From here the arrow goes to the left, middle and bottom of the graphic, returning to the box containing the text "Systems Management." In the center of this circular presentation are four stacked boxes containing the text "iSolution," "Profit Patterns," "Process Patterns" and "Design Patterns." At each corner of the stacked boxes is a circle with an arrow pointing to the center of the stacked boxes. Proceeding counterclockwise, the circle at the top left contains the text "Strategic Business Consulting." The circle at the bottom left contains the text "Web Application Development." The circle at the bottom right contains the text "Back-end Systems Integration." The circle at the top right contains the text "Creative Design & Branding."

 Program Management

    Our Program Management services include a set of planned activities and associated deliverables that are conducted over the duration of our engagement. The primary focus of Program Management is on the successful implementation of the business change resulting in the realization of business value. Throughout the program we work with a team of key representatives from the client as well as our alliance partners to ensure a smooth implementation process. A client engagement team determines the benefits, assesses the project risks, determines communication and training needs and develops a rollout approach for the iSolution. These activities are accomplished using a set of customizable tools tailored to the client's specific situation. Working with the business organization, we synthesize all of this information into an integrated Program Management plan. This plan is used throughout the diagnosis and delivery phases and provides a comprehensive approach toward attaining business benefits.

 Business Innovation

    We work with our clients to better understand their core businesses and operations in order to focus on an innovative, rather than an incremental, approach toward designing eBusiness solutions tailored to their needs. We believe that a truly successful eBusiness solution can only be achieved through an interactive process where new opportunities are generated by evolving existing ideas. For example, the banking industry is moving steadily to the world of eCommerce. However, simply migrating traditional banking services such as cash management to the Internet will not be enough to maintain market share in this new competitive environment. Banks, like most other industries, will need to innovate their existing business to succeed in this new electronic marketplace.

 Education and Customer Mentoring

    Through our C-Bridge Institute, we offer executive education classes and workshops to executives, managers and staff of our clients and continue throughout the life cycle of a client relationship. From executive education addressing business strategy and technology through management education on business processes, best practices, technology transfer and employee re-skilling around the Internet, we offer a broad educational

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suite. We are rapidly expanding the course syllabus across all of these areas and will continue to keep pace with business and technological advancement. Through these educational services, we empower our client base to drive the organizational, business process and technological changes required to compete in a highly competitive marketplace.

 Diagnosis

    Our diagnosis services are structured to improve the clients' understanding of the power and potential of eBusiness solutions. Clients can choose their preferred combination of services based on their particular needs.

    Internet strategy analysis. Internet strategy analysis is a two-to-four week engagement in which we work with our clients to incorporate Internet technologies into their business strategies. Within Internet strategy analysis we have four paths of analysis: business to business, business to consumer, device to device and marketing and branding. The result is a set of strategies, high-level workflows and a series of metrics to direct the strategy and keep subsequent application development plans consistent with appropriate goals and objectives.

    Business value analysis. Business value analysis is a two-to-four week engagement where we help clients identify and quantify prominent business opportunities where the Internet can be leveraged to gain a competitive advantage and realize business value. We employ a series of financial models that are used to convert the current corporate financial structures into a more workflow-oriented financial analysis. We then compare the client's financial performance against that of other companies in the sector and in other industries, and link financial performance to changes in business process workflows. As a baseline for the business process analysis, our library of dominant workflows and best practices is directly connected to enabling business objects that can be assembled into an iSolution.

    Internet readiness assessment. The Internet readiness assessment helps our clients evaluate their current Internet capabilities in a three-to-five week engagement. Recent developments in technology platforms, new techniques such as distributed object computing, and end-user demands for features such as multi-media interfaces, require a robust Internet architecture to enable the solutions of the future. Business processes, the technology environment and support systems are first reviewed and catalogued through a series of interactive workshops. We then perform rapid pattern recognition against a knowledge base of best practice systems designs that help determine whether the client's information technology architecture meets the demands of next-generation applications.

    Internet visioning session. Throughout the diagnosis phase, we work with clients to explore and create a vision of how a chosen Internet strategy will result in measurable business value. By using Internet-standard prototyping tools and methods, we can quickly assemble an Internet vision application suitable for executive presentation. The Internet vision application serves as a shared vision of what a client can achieve using Internet technologies and increases the client's confidence in moving forward.

Delivery

    Our delivery services use a proven methodology, standard design patterns and reusable software components to assemble our solutions, increase reliability and product quality, reduce costs and keep project teams focused on delivering business functionality. We deliver processes that support a rigorous systems integration standard. In most cases, a strategic Internet solution must be integrated with existing legacy systems. These systems may include a number of components which are not based on Internet standards. Therefore, a solid integration approach around applications, data, and messaging and existing systems is critical. Application development efforts are based on well-defined specifications and release schedules are aligned with business priorities.

    The define phase. The define phase establishes the business case and lays out the business requirements and processes that are to be supported by the new application. During this stage, we utilize object-oriented analysis techniques and intensive workshop sessions to help gather input and ensure effective interaction with

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project stakeholders. Incremental culture, organization and business process changes are accomplished through multiple workshop sessions. Collectively, the define phase deliverable consists of the initial specification and scope of work to follow.

    The design phase. The goal of the design phase is to lay out the technical blueprint for the new application in order to avoid costly defects during programming. The main deliverables from this phase are object models, technical design specifications, a detailed user interface design, working components that demonstrate the viability of the new systems infrastructure, a systems test plan and a refined project plan. Our philosophy is to leverage legacy systems and commercial off-the-shelf software within a robust application framework that responds easily to changing business and technological requirements and enables quick delivery of new applications.

    The development phase. The development phase consists principally of the coding, assembly and testing necessary to create a production-caliber application. We use established software engineering techniques, team-based development tools, frequent checkpoints and traditional code reviews to ensure tight collaboration and high quality. Since the scope and design of the application were validated and approved in previous phases, the team is well positioned to deliver a fast, on-target release. Short, incremental code, assembly and test cycles are used to allow project teams to constantly monitor the quality of the application.

    The deployment phase. After development, we assist in the deployment of the application in areas such as education, documentation, release management and systems administration. Planning for deployment frequently begins before application development even starts. The goal is to provide whatever support is necessary to allow clients to start realizing tangible business benefit from the new application quickly and efficiently.

    Subsequent releases and enhancements. Project plans are often based on incremental application releases to allow early return on investment and ease the burden of change management in our clients' environments. The project team simply loops through multiple delivery cycles until the overall scope of the application is achieved.

 Health Checks

    The objective of a health check is to provide an independent view of a project's actual progress in terms of schedule, staffing and deliverables, and to identify those constraints, issues or risks which could threaten a project's success. Recommendations for issue resolution or risk mitigation are also documented. Additionally, project health checks provide an opportunity to channel input, or escalate issues, to several of our work groups, such as senior management, development and account management.

 Technology Transfer

    Our technology transfer services focus on transferring the requisite Internet know-how to the client. It typically takes up to one year to educate a client's internal staff of IT professionals in the latest Internet technologies, standards, platforms and methods. By combining an actual project with this service, we typically are able to complete a technology transfer to the in-house IT organization within six months. As part of this service we license to the client the applicable design patterns and frameworks.

 Systems Management

    Once an iSolution has been deployed, in many cases we provide the client with additional support in managing the new environment as they complete the technology transfer program. In some instances, the client elects to have us manage the entire system in order to focus on their core competencies.

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Sales

    We market our solutions and services through our headquarters in Cambridge, Massachusetts, with sales professionals also located domestically in Atlanta, Dallas/Ft. Worth, Detroit, New York, Orange County and San Francisco, and internationally in London, England and Sydney, Australia. We believe that a regional sales focus, combined with our local solutions services approach, allows us to develop a strong market presence and enhanced customer loyalty. Our sales professionals operate through a coordinated and structured process to evaluate prospective clients, target qualified prospects and secure new client engagements.

    Our solutions and services are marketed principally to Global 1000 companies, with emphasis on retail and distribution, banking, finance and insurance, manufacturing, and utilities and telecommunications. In addition, we focus on two horizontal markets: service chain and supply chain management. Finally, we have initiated a marketing strategy focusing on mid-tier value-added resellers of Oracle applications and Hewlett-Packard business solutions.

    We create demand for our solutions and services through four sales channels:

  . direct territory development through our domestic and international sales force;

  .   through relationships developed at our C-bridge Institute;

  .   working with mid-tier value-added resellers; and

  .   through relationships with strategic applications vendors.

Marketing

    Our sales efforts are supplemented by marketing and communications activities which we pursue to further build brand name and recognition in the marketplace. Our goals include the following:

  . to plan and build an integrated program addressing both internal and external audiences;

  . to design and implement media and tactical programs that communicate most effectively with our target audiences;

  . to position us as the standard in providing results-driven eBusiness solutions; and

  . to clearly and consistently communicate our positioning in all marketing programs.

    From a public relations standpoint, we are targeting specific media. For example, computer and Internet trade media, business and majority media (newspapers, broadcast and wire services) and industry analyst communities. We plan to conduct media/analyst tours twice per year in major cities (such as Boston, New York, San Francisco and Washington, D.C.). Also, we are planning editors and analysts days where we will host target editors and analysts for half-day one-on-one sessions and customer demonstrations.

Clients

    Our clients include the following companies:

  . Retail and Distribution: Aviall, Cardinal Health Care, Fabri-Centers of America, Johnstone Supply, Liz Claiborne, Polo Ralph Lauren and Trane;

  . Banking, Finance and Insurance: Aegon, Allmerica, Central Carolina Bank and OnMoney (Ameritrade);

  . Manufacturing: Buell (Harley Davidson), Caterpillar, Chevron, Firmenich, General Motors, Quantum, SteelCase and Toyota; and

  .   Utilities and Telecommunications: UNIFI and US West.

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Client Case Studies

 Chevron Case Study

    Business Opportunity. Chevron has a network of over 8,000 gas stations and convenience stores, of which over 7,000 are owned and operated by independent franchisees. Chevron identified an opportunity to assist these stations and stores in their transformation from traditional gas stations into larger retail outlets. The goal of the project was to create an alliance program to leverage the combined buying power of 8,000 stations and stores backward through the supply chain and forward through coordinated targeted marketing programs.

    iSolution. The Chevron/C-bridge project team identified an Internet-based solution as a critical component in establishing a successful alliance program. Critical pieces of the alliance program engagement included:

  . design of an automated franchise service support structure that reduced administration costs and enabled personalized sales and administrative support for franchisees;

  . consolidation of purchasing orders to allow for a streamlined supply-chain solution and leveraged buying power to achieve greater cost savings and increased margins for both Chevron and its franchisees;

  . deployment of an Internet-enabled, electronic commerce system to support the efficient flow of information among each retail location, Chevron and its suppliers;

  . enhancement of the Chevron brand to differentiate its stores and stations from the competition, furthering Chevron's recruiting efforts to sign new franchisees.

    Business Value. The increase in business accomplished through the alliance program will lead to additional revenues and profits for Chevron and its franchisees. Through increased market and franchisee awareness, Chevron and its franchisees are now better positioned to offer the mix of products and services that maximizes return on the limited amount of shelf space and inventory per store.

 Aviall Case Study

    Business Opportunity. Aviall, Inc., the world's largest independent distributor of new aviation parts, identified the need to quickly enhance its presence in the wholesale and retail channels for aircraft parts and to provide better communications with its suppliers and internal sales force. The original "aviall.com" application was developed several years ago and, until recently, had served most of the on-line ordering needs of Aviall's commercial distribution network. However, Aviall recognized the need to re-architect its on-line capabilities to remain competitive and increase sales.

    iSolution. We redesigned an Internet-based parts ordering system to improve speed and functionality as well as to provide additional electronic commerce features. The project commenced with a three-week Internet vision and business value assessment. This helped Aviall create a shared vision of a new Aviall.com, understand the critical business issues and priorities, define project expectations and deliverables, document the value impact of creating the vision, and create the scope of what was to be included in the first release of the application. Once the key issues were understood and key decisions were made (such as target audience functionality, prioritized opportunities and catalog formats) we created a project work plan to define the applications, including project benefit and risk assessment.

    The new iSolution which we created has the following features:

  .   the ability to create price and quantity quotes in real time;

  . the processing of multi-line orders, search for parts and track shipments electronically;

  . the ability to download, print or view material safety data sheets online; and

  . a new feature called "Supplier Services," a value-added resource that gives users the ability to create customized sales reports, check stock status, measure geographic sales penetration and improve forecasting on a real-time basis.

    Business Value. Aviall achieved business value with our iSolution through increasing sales from new sales channels and increasing revenues from existing channels. In addition, Aviall was able to reduce the product sales cycle time through automated sales processes and benefit from efficiencies through direct links between customers and suppliers. Finally, Aviall was able to decrease costs of servicing sales and provide additional value-added services to customers and suppliers.

 Aquent Partners Case Study

    Business Opportunity. Aquent Partners, formerly MacTemps Inc., is the world's largest placement agency. With 50 offices in 10 countries, Aquent's identified the need to use the Internet to match qualified professionals with appropriate job openings in order to remain competitive.

    iSolution. We partnered with Aquent to develop an iSolution that addressed the rapidly changing temporary placement market and to extend Aquent's traditional placement capabilities to the Internet. In three months, we developed AquentDirect found at www.aquentdirect.com, a service specifically targeted at the accounting field. Job seekers post their profiles on AquentDirect; employers search the profiles online, choose the candidates whose resumes and credentials interest them, and then contact the candidates directly. Unlike other self-service offerings, AquentDirect offers the added value provided by full-service temp agencies. Aquent screens the candidates through interviews, tests and reference checks and keeps a record of employer feedback so companies can be sure they are choosing a candidate that best suits their needs.

    Business Value. The business value created for Aquent Partners from this application includes minimizing dependency on particular application vendors, leveraging existing infrastructure to establish the first online matching service and unifying all Aquent web sites.

 Central Carolina Bank Case Study

    Business Opportunity. CCB Financial Corporation is a bank holding company whose principal subsidiaries are Central Carolina Bank and Trust Company of Durham, North Carolina and American Federal Bank, FSB of Greenville, South Carolina. CCB is one of the Southeast's largest and fastest-growing financial institutions.

    The anticipated melding of insurance, brokerage and banking has created greater competition for customers in the financial services marketplace. CCB recognized the need to develop a strategy to retain current customers and gain new customers by leveraging the potential of consumer banking over the Internet.

    iSolution. We began this project by conducting a five-week assessment of CCB's strategy, business value and organizational and technical readiness. The main focus of this process was to refine CCB's existing eBusiness strategy to specific revenue-driven customer-centric responses to banking patterns in the industry. These responses were then prioritized based on potential value.

    Once the diagnostic process was completed, we designed and deployed an Internet financial services portal targeted at retaining and gaining customers. Through targeted data-gathering and one-to-one marketing techniques, CCB is now able to cross-sell a multitude of products to its customers.

    Business Value. Our iSolution has allowed CCB to offer new value-added products and services, enter new markets, acquire and retain customers and increase cross-selling of financial products to online customers.

Strategic Alliances

    Our strategic alliances focus on large companies with proven success in our principal line of focus. These organizations typically have large field operations and are in a position to recommend and/or sub-contract our education and consulting services. Our current alliances include:

 Oracle

    We have developed a strategic relationship with Oracle at multiple levels throughout its organization including the eBusiness Group, U.S. Sales, and Consulting Services. We and Oracle have entered into an agreement to deliver joint business solutions based on our Profit Life Cycle Management methodology. The foundation of the alliance is based on leveraging our unique abilities in executive education, Internet visioning and rapid application development with Oracle's consulting expertise and vast resources.

    We and Oracle jointly engage in co-marketing and branding activities to support the business development efforts in this partnership. Included in this effort is the development of a custom lead tracking/sales force automation application designed to track leads generated through the executive seminars. Business development activities initially focused on generating business through the seminar series but has expanded beyond the seminars and into our respective field operations. We and Oracle often work together on same engagement teams but under separate contracts with the client.

    Mr. Raymond J. Lane, the president and chief operating officer of Oracle, joined our board of directors in October 1999.

 Hewlett-Packard

    We have developed a working relationship with Hewlett-Packard at multiple levels within our respective organizations, including the personal systems group, local products organization and the professional services organization. Our marketing alliances include the retail marketing group, Internet imaging marketing and other groups. We and Hewlett-Packard regularly engage in co-marketing and branding activities to support our respective business development efforts.

 Cambridge Executive Enterprises

    We have entered into a five-year outsourcing agreement pursuant to which we and Cambridge Executive Enterprises jointly provide executive education programs, delivered under the sponsorship of major technology product and service providers such as Hewlett-Packard, Informix and Oracle. In 1998, there were 42 such programs. Typically, the programs annually draw more than 3,000 participants throughout the world, including many senior executives and managers from Global 1000 companies, who seek to learn how to merge their IT strategies with their continually evolving business objectives.

Recruiting and Career Development

    To succeed, we must continue to identify, recruit, hire, professionally develop and retain outstanding professionals. We believe that our success in recruiting and retaining such individuals will depend significantly on our ability to provide continued professional development and competitive benefits, as well as financial rewards and incentives through compensation and equity incentives.

    We dedicate significant resources to our recruiting efforts and manage it similarly to a sales function. As of September 30, 1999, we employed five professionals who focused full-time on recruiting. Our recruiting efforts are targeted at three levels: college recruiting, technical and management. In addition to the efforts of our in-house recruiting group, we seek to meet our hiring needs through referrals and through technical and executive search firms. While recruiting personnel are responsible for screening candidates, business, functional or administrative managers make hiring decisions for their own groups in order to help ensure high-quality hires.

    We believe that our continuous focus on career development will help us retain our highly skilled personnel. Upon joining our company, each new employee participates in a multi-day training program that covers a broad range of topics, including technology, consulting and our proprietary methodology. During their first year with us, recent college graduates receive approximately three to four weeks of training and experienced hires receive approximately two weeks of training. We have also created a sponsorship program where experienced employees provide ongoing career development, mentorship and training to less-experienced employees. Our existing employees attend professional development and training programs and keep apprised of technological advances and developments through on-the-job exposure to relevant technology.

Competition

    While the market for strategic Internet professional services is relatively new, it is already highly competitive. In many cases we compete with the in-house technical staff of our prospective clients. In addition, the market is characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on our business, results of operations and financial condition. We compete on the basis of a number of factors, including the following:

  .   integrated strategy, technology and architectural design services;

  .   architectural design and systems engineering expertise;

  .   technological innovation;

  .   quality, pricing and speed of service delivery;

  .   understanding clients' strategies and needs;

  .   client references; and

  .   vertical industry knowledge.

    Many of these factors are beyond our control. Existing or future competitors may develop or offer strategic Internet services that provide significant technological, creative, performance, price or other advantages over the services offered by us.

    We currently compete for client assignments and experienced personnel principally with the following:

  . Internet service firms: AGENCY.COM, iXL, Modem Media.Poppe Tyson, Online Marketing Communications, Organic Online, Proxicom, Razorfish, Scient, USWeb/CKS and Viant.

  . Systems integrators: Andersen Consulting, Cambridge Technology Partners, Cap Gemini, EDS, Sapient and WM-Data.

  . Management consulting firms: Bain, Booz-Allen & Hamilton, Boston Consulting Group and McKinsey.

  . Computer hardware and service vendors: Compaq, DEC, Hewlett-Packard and IBM.

  . Advertising agencies: Bates, DDB Needham, Grey Advertising, McCann-Erickson and Ogilvy & Mather.

    Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we have. Many of these businesses also generate significantly higher revenues, are better known than we are and offer a greater breadth of management consulting services. There are relatively low barriers to entry into our business. We have no patented or other proprietary technology that would preclude or inhibit competitors from entering the Internet professional services market. Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide Internet services are low. Therefore, we expect that we will continually face additional competition from new entrants into the market in the future, and we are subject to the risk that our employees may leave us and start competing businesses. Any one of the foregoing factors could have a material and adverse effect on our business.

Proprietary and Intellectual Property Rights

    We have developed detailed tools, processes and methodologies underlying the software code, scripts, libraries and other technology used internally and in our client engagements. We regard our copyrights, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality, non-disclosure, license and other agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

    We pursue the registration of our trademarks in the United States. We may not be able to secure adequate protection of our trademarks in the United States and other countries. We currently have applied for trademark registration in the United States for the C-BRIDGE mark, and further, a trademark application in the United States for our logo. If we are unable to obtain trademark registrations for one or both of these trademarks, we would be unable to fully enforce our statutory trademark rights against third parties for these trademarks, and/or we may decide to replace these trademarks with new trademarks. This could have a material adverse effect on our business, financial condition and results of operations. Effective trademark protection may not be available in all the countries in which we conduct business. Policing unauthorized use of our trademarks is also difficult and expensive. In addition, it is possible that our competitors have adopted or will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

    We cannot be certain that our services and the finished products that we deliver do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

Employees

    At September 30, 1999, we had a total of 183 employees, of which 114 were assigned to professional services, 15 were assigned to executive education services, 16 were assigned to sales and marketing and 38 were assigned to general and administration. None of our employees are represented by a labor union. We have never experienced any work stoppages and consider our relations with our employees to be good.

Facilities

    We currently lease approximately 28,000 square feet of space at our headquarters in Cambridge, Massachusetts under a lease that expires on May 1, 2004. We also maintain offices in Detroit, New York and San Francisco. We believe we will be able to obtain additional space on an as-needed basis at commercially reasonable rates.

Legal Proceedings

    From time to time, we are involved in litigation incidental to the conduct of our business. We are not a party to any lawsuit or proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

    Our executive officers, directors and key employees and their respective ages and position(s) as of September 30, 1999 are as follows:


                                   Age                   Position(s)
Executive Officers and Directors:  ---                   -----------
Joseph M. Bellini.........          39 President and Chief Executive Officer and
                                       Director
Richard C. Putz...........          50 Executive Vice President, Worldwide Industries
                                       and Chief Strategy Officer
R. Jeffrey Spurrier.......          43 Executive Vice President, Worldwide Operations
Mark A. Cosway............          41 Executive Vice President, Sales and Marketing
Richard O. Wester.........          41 Vice President, Finance and Administration,
                                       Chief Financial Officer and Treasurer
Other Directors:
Joseph L. Badaracco, Jr...          51 Director
Paul R. Charron...........          57 Director
Raymond J. Lane...........          52 Director
Ramanan Raghavendran......          31 Director
Gerard F. King, II........          42 Vice President, Consulting Services and Director

Key Employees:
Kerry L. Bush.............          41 Managing Director, Network Computing
Anthony W. Elkins.........          42 Managing Director, Central Operations
David G. Panitz...........          31 Managing Director, Eastern Operations
James M. D'Augustine......          38 Managing Director, Architecture
Clifford B. Thompson......          38 Managing Director, Compliance
Ronald J. Bodkin..........          29 Chief Technologist
Andrew J. MacDonald.......          38 Managing Director, Western Operations
Satish S. Bhat............          33 Managing Director, Industries

    Joseph M. Bellini joined C-bridge in February 1999 as President and Chief Operating Officer and was named Chief Executive Officer in May 1999. Mr. Bellini has also served as a director of C-bridge since September 1998. Prior to joining C-bridge, Mr. Bellini served in various capacities at i2 Technologies, Inc. from June 1995 to February 1999, most recently as Executive Vice President, Worldwide Automotive and Industrial Business Unit. From April 1993 to June 1995, Mr. Bellini served as Senior Practice Director at Oracle Corporation. Mr. Bellini received a B.S. in both Mechanical Engineering and Applied Mathematics and Statistics from the University of Massachusetts at Amherst and is an alumnus of Harvard Business School.

    Richard C. Putz joined C-bridge in July 1999 as Executive Vice President, Worldwide Industries and Chief Strategy Officer and Executive Vice President of Industries and Diagnostics. Prior to joining C-bridge, Mr. Putz served as Senior Director, and then Regional Vice President, of the Industrial Practice at Oracle Corporation from August 1998 to July 1999. From October 1995 to July 1998, Mr. Putz was the President and Chief Executive Officer of Security Federal Bank. From July 1994 to October 1995, Mr. Putz was a Senior Practice Director for Oracle Corporation. Mr. Putz received a B.A. from St. Meinrad College and is a Masters candidate at the St. Meinrad School of Theology at the University of Notre Dame.

    R. Jeffrey Spurrier joined C-bridge in October 1998 as Executive Vice President, Worldwide Operations. Prior to joining C-bridge, Mr. Spurrier served as Senior Director, Oracle Services at Oracle Corporation where he was employed since July 1993. Mr. Spurrier received a B.S. in Mathematics and Physics from University of Florida, a M.S. in Electrical Engineering from Rice University and a M.B.A. from Stanford University.

    Mark A. Cosway joined C-bridge in April 1999 as Executive Vice President, Sales and Marketing. Prior to joining C-bridge, Mr. Cosway was Director, Global Accounts for i2 Technologies, Inc. from July 1994 to April 1999. From January 1989 to April 1994, Mr. Cosway served as Regional Sales Manager at Enterprise Planning Systems. Mr. Cosway received an Honors Bachelor of Commerce in Marketing and Information Systems from Carleton University, Ottawa, Canada.

    Richard O. Wester joined C-bridge in July 1998 as Vice President, Finance and Administration, Chief Financial Officer and Treasurer. Prior to joining C-bridge, Mr. Wester consulted as a chief financial officer to several start-up entities from October 1997 to August 1998. From September 1995 to October 1997, Mr. Wester served in various capacities at Integrated Computer Engines, Inc., most recently as Vice President, Finance and Administration, Chief Financial Officer and Treasurer. Mr. Wester also was a co-founder of ICE and served as a director of ICE from September 1994 until June 1998. From September 1994 to September 1995, Mr. Wester served as the Director of Finance and Administration, Chief Financial Officer and Treasurer at International Integration Incorporated Inc., known as i-Cube. Mr. Wester received a BSBA in Accounting from Salem State College. Mr. Wester is also a Certified Public Accountant.

    Joseph L. Badaracco, Jr. joined C-bridge as a director on October 1, 1999. Professor Badaracco is currently the John Shad Professor of Business Ethics at Harvard Business School, where he has taught since February 1981. He is a graduate of St. Louis University, Oxford University, where he was a Rhodes Scholar, and Harvard Business School.

    Paul R. Charron joined C-bridge as a director on October 1, 1999. Mr. Charron has been with Liz Claiborne Inc. since May 1994 and is currently Chairman of the Board and Chief Executive Officer. Mr. Charron received a B.A. from Notre Dame University and has a MBA from Harvard Business School.

    Raymond J. Lane joined C-bridge as a director on October 1, 1999. Mr. Lane has been President and Chief Operating Officer of Oracle Corporation since January 1997. Since June 1992, Mr. Lane has served in various capacities at Oracle Corporation, including executive vice president and president of worldwide operations. Before joining Oracle, Mr. Lane was a senior vice president of Booz-Allen & Hamilton, where he led their worldwide consulting practice targeted to information technology investments from July 1986 to May 1992. Mr. Lane also serves on the board of directors of Oracle Corporation and Marimba Inc. and is a member of the board of trustees of Carnegie Mellon University. Mr. Lane received a B.S. in Mathematics from West Virginia University.

    Ramanan Raghavendran joined C-bridge as a Director in October, 1999. Mr. Raghavendran has been a general partner of InSight Capital Partners and its affiliated entities since January 1997. From August 1992 to December 1996, Mr. Raghavendran was a senior associate with General Atlantic Partners, a private equity investment firm. Mr. Raghavendran also serves on the board of directors of Exchange Applications Inc. and several privately held companies. Mr. Raghavendran received a B.S. from the University of Pennsylvania.

    Gerard F. King, II joined C-bridge in July 1997 as Vice President, Consulting Services and has served as a director since May 1998. Prior to joining C-bridge, Mr. King was a Director of Professional Services at Sybase, Inc. from April 1994 to June 1997. Mr. King received a B.A. in History and German from Tufts University and a M.S. in Computer Information Systems from Bentley College.

    Kerry L. Bush joined C-bridge in May 1999 as Managing Director, Network Computing. Prior to joining C-bridge, Mr. Bush was employed by Oracle Corporation for a period of over 15 years where he held positions in sales, support, education and consulting. Mr. Bush most recently served as Senior Practice Director for the Oracle Performance Architecture Group. Mr. Bush received a B.S. in Computer and Communications Sciences from the University of Michigan, Ann Arbor.

    Anthony W. Elkins joined C-bridge in March 1999 as Managing Director, Central Operations. Prior to joining C-bridge, Mr. Elkins served as Senior Strategy Manager with Andersen Consulting's Information and Technology Strategy practice. From September 1988 to April 1996, Mr. Elkins served as Senior Account Manager at Electronic Data Systems. Mr. Elkins received a B.S. in Mathematics from the University of Kentucky, a M.S. in Operations Research and a M.B.A. from the University of Dayton.

    David G. Panitz joined C-bridge in February 1999 as Managing Director, Eastern Operations. Prior to joining C-bridge, Mr. Panitz worked for Polo Ralph Lauren Corporation from May 1994 to February 1999, where he served in various capacities, including most recently as Director of Retail Analysis and Planning. Mr. Panitz received a B.S. from Cornell University and a M.B.A. from New York University.

    James M. D'Augustine joined C-bridge in October 1997 as a principal consultant. In January 1998, he was promoted to Managing Director, Architecture. Prior to joining C-bridge, Mr. D'Augustine was a system architect at Cambridge Technology Partners from July 1993 to October 1997. Mr. D'Augustine received a B.S. in Computer Science from Boston University.

    Clifford B. Thompson joined C-bridge in May 1999 as Managing Director, Compliance. Prior to joining C-bridge, Mr. Thompson served as a Senior Technology Negotiator at BankBoston from October 1998 to May 1999. From May 1996 to July 1998, Mr. Thompson served as Director of Licensing at Avicenna Systems, Corp. From August 1993 to May 1996, Mr. Thompson served as Manager of Information Content Supplies at Individual, Inc. Mr. Thompson received a B.A. in Psychology from the University of Massachusetts at Amherst and a J.D. from the University of Houston Law School.

    Ronald J. Bodkin joined C-bridge in January 1997 and has served as Chief Technologist since that time. Prior to joining C-bridge, Mr. Bodkin was a researcher at the Massachusetts Institute of Technology Laboratory for Computer Science from September 1995 to August 1996. From October 1994 to September 1995, Mr. Bodkin served as Vice President, Technology at Exsellarated Software. Mr. Bodkin received a B.S. in Mathematics and Computer Science from McGill University and a M.S. in Computer Science from Massachusetts Institute of Technology.

    Andrew J. MacDonald joined C-bridge in May 1999 as Managing Director, Western Operations. Prior to joining C-bridge, Mr. MacDonald served in various capacities at Oracle Corporation from September 1993 to May 1999, including most recently as Program Director, Applications Global Service Line. Mr. MacDonald graduated with a degree in Mathematics from the University of Waterloo and earned a M.B.A. from Queen's University.

    Satish S. Bhat joined C-bridge in April 1999 as Managing Director, Industries. Prior to joining C-bridge, Mr. Bhat served as Director of Business Solutions in the Automotive Industry Business Unit at i2 Technologies from March 1997 to April 1999. From August 1996 to January 1997, Mr. Bhat worked as a management consultant at Bain & Company. From September 1994 to July 1996, Mr. Bhat pursued his Masters degree. From May 1991 to August 1994, Mr. Bhat worked as a senior consultant at SABRE Design Technologies. Mr. Bhat received a B.S. in Mechanical Engineering from Anna University in Madras, India, a M.S. in Industrial Engineering from Louisiana State University, and a M.B.A. in Finance and Marketing from the University of Chicago.

Composition of the Board of Directors

    Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

    The board of directors has a compensation committee composed of Messrs.
and    , which makes recommendations concerning salaries and incentive compensation for our employees and administers and grants stock options under our stock option plans. The board of directors also has an audit committee
composed of Messrs.     and    , which reviews the results and scope of the
audit and other services provided by our independent public auditors.

Director Compensation

    All of the directors are reimbursed for expenses incurred to attend board of directors and committee meetings.

Executive Compensation

    The following table sets forth the total compensation paid or accrued for the fiscal year ended December 31, 1998 for each person who was serving as an executive officer of C-bridge on December 31, 1998 except as otherwise indicated below:

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                   ------------
                                              Annual Compensation   Securities
                                              --------------------  Underlying
Name and Principal Position                     Salary     Bonus     Options
---------------------------                   ---------- --------- ------------
Sundar Subramaniam(1)........................ $       -- $      --        --
  President and Chief Executive Officer

R. Jeffrey Spurrier(2).......................     31,250    28,125   419,727
  Executive Vice President, Worldwide
  Operations

Marco M. Farsheed(3).........................     58,333    25,727   300,000
  Executive Vice President, Sales and
  Marketing

Gerard F. King, II(4)........................    150,000    25,000   577,850
  Executive Vice President, Consulting
  Services
Richard O. Wester(5).........................     44,410        --   300,000
  Chief Financial Officer and Treasurer

--------
(1) Mr. Subramaniam served without compensation in 1998. He resigned as President in February 1999 and Chief Executive Officer in May 1999.
(2) Mr. Spurrier joined C-bridge in October 1998. His current salary is $150,000 per year.
(3) Mr. Farsheed joined C-bridge in June 1998. His current salary is $100,000 per year.
(4) Mr. King joined C-bridge in July 1997. His current salary is $150,000 per year.
(5) Mr. Wester joined C-bridge in July 1998. His current salary is $110,000 per year.

    Joseph M. Bellini, who joined us in February 1999 as our president and chief operating officer, has a current salary of $250,000 per year. Mr. Bellini was named chief executive officer in May 1999. Mark A. Cosway, who joined us in April 1999 as our executive vice president of sales and marketing, has a current salary of $125,000 per year.

                       Option Grants in Last Fiscal Year

    The following table sets forth grants of stock options for the year ended December 31, 1998 to each of our most highly compensated executive officers whose salary and bonus for such fiscal year exceeded $100,000. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 3,108,128 shares of common stock granted under our option plans. There was no public market for our common stock as of December 31, 1998. Accordingly, the fair market value on December 31, 1998 is based on an assumed initial public
offering price of $   per share.

                                     Individual Grants (1)
                         -----------------------------------------------
                                                                         Potential Realizable Value
                                                                         at Assumed Annual Rates of
                         Number of     Percent of                         Stock Price Appreciation
                         Securities   Total Options                                  for
                         Underlying    Granted to   Exercise                     Option Term
                          Options     Employees in  Price Per Expiration ---------------------------
   Name                   Granted         1998        Share      Date         5%            10%
   ----                  ----------   ------------- --------- ---------- ------------- -------------
Sundar Subramaniam......       --           --           --          --             --            --

R. Jeffrey Spurrier.....  279,818          9.0%       $0.30    10/31/08
                          139,909(2)       4.5         0.30    10/31/08

Marco M. Farsheed.......  300,000(2)       9.7         0.30    05/20/08

Gerard F. King, II......  100,000          3.2         0.30    02/06/08
                           27,850          0.9         0.30    03/25/08
                          200,000(2)       6.4         0.30    09/30/08
Richard O. Wester.......  300,000          9.7         0.30    09/30/08

--------
(1) Each option represents the right to purchase one share of common stock. The options shown in this column were all granted pursuant to our 1997 Stock Incentive Plan. The options shown in this table, except as otherwise indicated below, become exercisable at a rate of 25% annually over four years from the date of grant.
(2) Option contains accelerated vesting based upon our obtaining certain revenue goals.

              Aggregate Stock Option Exercises in Fiscal 1998 and
                         Fiscal Year-End Option Values

    The following table sets forth certain information concerning the number and value of unexercised options held by each of our executive officers on December 31, 1998. None of our executive officers exercised stock options in the fiscal year ended December 31, 1998.

                      Number of Shares Underlying        Value of Unexercised
                        Unexercised Options at          In-the-Money Options at
                           December 31, 1998             December 31, 1998 (1)
                      ------------------------------   -------------------------
   Name               Exercisable     Unexercisable    Exercisable Unexercisable
   ----               -------------   --------------   ----------- -------------
Sundar Subramaniam..               --               --      --           --
R. Jeffrey
  Spurrier..........           34,977          384,750
Marco M. Farsheed...           43,750          256,250
Gerald F. King, II..          164,595          413,255
Richard O. Wester...               --          300,000

--------

(1) Assumes a per share fair market value based on an assumed initial public
    offering price of $   .

Stock Plans

 1997 Stock Incentive Plan

    Our 1997 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in April 1997. In March 1998, the board of directors increased the number of authorized shares under the plan to 4,000,000 shares of common stock. As of September 30, 1999, an aggregate of 2,528,562 shares of common stock at a weighted average exercise price of $0.29 per share were outstanding under the 1997 plan and an aggregate of 164,265 shares of common stock were reserved for issuance for future option grants.

    The 1997 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-statutory stock options, restricted stock awards and other stock-based awards.

    All officers, employees, directors, consultants and advisors of C-bridge and our subsidiaries are eligible to receive awards under the 1997 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive an award for more than 500,000 shares in any calendar year.

    We may grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our company. The 1997 plan permits the board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

    Our board of directors administers the 1997 plan. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of our executive officers. The board of directors has authorized the compensation committee to administer the 1997 plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the 1997 plan, the board of directors, the compensation committee or any other committee or executive officer to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  .   the exercise price of options;

  .   the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for by the acquiror and to accelerate the vesting schedule of awards.

    No award may be granted under the 1997 plan after April 3, 2007, but the vesting and effectiveness of awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 1997 plan, except that no award granted after an amendment of the 1997 plan and designated as subject to Section 162(m) of the Internal Revenue Code by the board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by our stockholders.

 1999 Stock Incentive Plan

    Our 1999 Stock Incentive Plan was adopted by our board of directors in January 1999. Subject to the approval of our stockholders, the 1999 plan authorizes the issuance of an aggregate of 6,000,000 shares of common stock. The number of shares authorized for issuance shall automatically increase by 500,000 shares effective on the first day of every calendar year for the next ten years. As of September, 1999, an aggregate of 4,216,500 shares of common stock at a weighted average exercise price of $1.75 per share were outstanding under the 1999 Plan, and an aggregate of 1,783,250 shares of common stock were reserved for issuance for future option grants.

    The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-statutory stock options, restricted stock awards and other stock-based awards.

    All of our officers, employees, directors, consultants and advisors and our subsidiaries are eligible to receive awards under the 1999 plan. Under present law, however, incentive stock options may only be granted to employees.

    We may grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our company. The 1999 plan permits the board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

    Our board of directors administers the 1999 plan. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of our executive officers. The board of directors has authorized the compensation committee to administer the 1999 plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the 1999 plan, the board of directors, the compensation committee or any other committee or executive officer to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  .   the exercise price of options;

  .   the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for by the acquiror and to accelerate the vesting schedule of awards.

    No award may be granted under the 1999 plan after January 29, 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by the board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by our stockholders.

 401(k) Plan

    We have a 401(k) plan covering all of our employees who meet certain defined requirements. Under the terms of the 401(k) plan, the employees may elect to make tax-deferred contributions, and we may match 25% of the first 6% of employee contributions as determined by the board of directors and may make other discretionary contributions to the 401(k) plan. During 1998 and the nine months ended September 30, 1999, we contributed approximately $46,400 and $56,900, respectively, to the 401(k) plan. We made no contributions during 1996 or 1997.

                              CERTAIN TRANSACTIONS

Sale of Series A Convertible Preferred Stock.

    In October 1999, we sold 1,645,555 shares of series A convertible preferred stock to five accredited investors for $6.00 per share, for an aggregate purchase price of approximately $9.9 million. InSight Capital Partners III, L.P. purchased 954,129 shares, InSight Capital Partners (Cayman) III, L.P. purchased 236,355 shares, InSight Capital Partners III-Co-Investors, L.P. purchased 142,849 shares, Oracle Corporation purchased 305,555 shares and H&D Investments 97 purchased 6,667 shares. Mr. Raymond J. Lane, a member of our board of directors, is President and Chief Operating Officer of Oracle Corporation. H&D Investments 97 is an investment fund of our counsel, Hale and Dorr LLP. Upon completion of this offering, each share of series A convertible preferred stock will automatically convert into one share of common stock. Concurrent with our offering of series A convertible preferred stock, the Willingdon Trust, one of our significant stockholders, sold 719,445 shares of our common stock to four of the series A investors for $6.00 per share, for an aggregate purchase price of approximately $4.3 million. InSight Capital Partners III, L.P. purchased 477,065 shares, InSight Capital Partners (Cayman) III, L.P. purchased 118,177 shares, InSight Capital Partners III-Co-Investors, L.P. purchased 71,425 shares and Oracle Corporation purchased 52,778 shares. Also concurrent with our offering of series A convertible preferred stock, one of our stockholders sold 100,000 shares of our common stock to Oracle Corporation for $6.00 per share, for an aggregate purchase price of $600,000. See "Principal Stockholders."

Sale of Common Stock to Mr. Raymond J. Lane.

    In June 1999, we sold 333,333 shares of our common stock to Mr. Raymond J. Lane, the President and Chief Operating Officer of Oracle Corporation, for an aggregate purchase price of $2.0 million, or $6.00 per share. On October 1, 1999, Mr. Lane became a member of our board of directors. See "Management."
We have developed a strategic relationship with Oracle as further described in "Business--Strategic Alliances."

Lease Agreement with Property Management Partners.

    On May 1, 1999, we entered into a five-year operating lease agreement for 28,000 square feet in Cambridge, Massachusetts, which encompasses our executive offices, from Property Management Partners, a corporation controlled by a former employee of Cambridge Technology Group. In addition to a monthly rent of $47,000, subject to set annual increases, and a monthly property management fee of $23,000, we are obligated to make a one-time capital improvements payment of approximately $1.4 million on January 3, 2000. We believe that the terms of this lease in the aggregate are at least as favorable as those we would have obtained from a non-related party in an arms-length transaction.

Agreements with CEE, Inc. and Cambridge Executive Enterprises.

    On April 30, 1999, we entered into a five-year contract with CEE, Inc., pursuant to which CEE outsourced the management and performance of executive education seminars to us in return for a monthly fee of approximately $479,000 per month. An affiliate of CEE, Cambridge Executive Enterprises, Inc., had previously provided these services. Simultaneously with the execution of this outsourcing agreement with CEE, we hired substantially all of the employees of Cambridge Executive Enterprises and acquired substantially all of its tangible assets in exchange for a promissory note in the amount of $234,000, which note remained outstanding at September 30, 1999. In connection with the outsourcing agreement, we have agreed to issue options to purchase 190,000 shares of our common stock to designees of CEE and have committed to issue options to purchase an additional 50,000 shares of our common stock to CEE's designees for each year that the outsourcing agreement remains in place.

Non-Competition Agreement with Professor Donovan.

    On September 27, 1999, Cambridge Executive Enterprises and CEE entered into a non-competition agreement with Professor John J. Donovan, which provides that Professor Donovan shall not compete with Cambridge Executive Enterprises in developing and performing executive education seminars before September 27, 2000. We are named as a third-party beneficiary in the agreement, and the provisions of the agreement may not be waived or amended without our written consent.

Historical Relationship with Cambridge Technology Group.

    We, CEE and Cambridge Executive Enterprises have an historical relationship with Cambridge Technology Group. For more than ten years prior to September 1998, Cambridge Technology Group conducted an executive education seminar business. Professor John J. Donovan, the former sole stockholder, director and executive officer of Cambridge Technology Group, is currently an employee of CEE. Affiliates of Professor Donovan are beneficiaries of a trust and a holding company which have invested in our company and are significant stockholders as a result. See "Principal Stockholders."

Advances from Affiliates.

    During 1997 and 1998, we were financed primarily by advances from Cambridge Technology Group, the Willingdon Trust, the Winsor Trust and a third trust, the beneficiaries of which include an affiliate of Professor Donovan. The Willingdon Trust and the Winsor Trust are two of our significant stockholders. Amounts advanced by Cambridge Technology Group, which consisted primarily of working capital advances, general and administrative allocations and operating expenses, were approximately $1.0 million in 1997 and $1.1 million in 1998. Amounts advanced by each of the Willingdon Trust and the Winsor Trust were approximately $325,000 in 1997. Amounts advanced by the third trust were approximately $450,000 in 1997. During March and May of 1998, we entered into agreements with these affiliated parties to forgive $2.3 million of the amounts due. We recorded the forgiveness as a capital contribution, and the remaining indebtedness of approximately $988,000 was repaid in 1998.

Line of Credit Guarantee.

    During 1998, we entered into a revolving line of credit with a bank secured by substantially all of our assets and guaranteed in part by Mr. Subramaniam, our former chief executive officer and a beneficiary of the Willingdon Trust, and a trust, the beneficiaries of which include an affiliate of Professor Donovan. Under the line of credit, $1.0 million is collateralized by our assets and $2.5 million is subject to this guarantee. On April 7, 1999, we entered into a loan modification of our line of credit in order to draw upon a committed equipment line of credit of up to $200,000. The modification of the line of credit is subject to the same guarantee. Upon completion of this offering, we expect the guarantee to be released.

1998 Bridge Financing.

    In May 1998, in connection with a bridge financing, a limited liability company, in which Mr. Subramaniam is an investor, loaned us approximately $148,000 in return for a promissory note and warrants to purchase 200,000 shares of common stock at an exercise price of $0.30 per share. The note was due in 90 days and bore interest at the prime rate, which was 7.75% at December 31, 1998, plus 1%. In August 1998, in connection with the extension of the note, we issued the limited liability company warrants to purchase 66,666 shares of common stock at an exercise price of $0.30 per share. Each share of common stock purchased upon exercise of the warrants may be exchanged for approximately .25 of a share of our series A convertible preferred stock. In September 1998, we repaid $87,000 of the amount due to the limited liability company, and the balance of $61,000 and the accrued interest was converted into 202,000 shares of common stock at a price of $0.30 per share.

Prior Lease Agreements with Cambridge Technology Group.

    During 1997 and 1998, we leased certain office space and equipment from Cambridge Technology Group under month-to-month operating lease agreements. Pursuant to these agreements, we incurred rental expenses of $93,000 and $251,000 for 1997 and 1998, respectively. We believe that the terms of these lease agreements were in the aggregate at least as favorable as those we would have obtained from a non-related party in an arms-length transaction.

Agreement with Invenio Technologies Corporation.

    During 1998, we performed professional consulting services for an unrelated company in which Mr. Subramaniam holds a minority equity interest. Transactions with Invenio were treated as arms-length transactions. The total amount of the services was $64,000, of which $48,000 remained unpaid as of September 30, 1999.

                             PRINCIPAL STOCKHOLDERS

Principal Stockholders

    The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of October 10, 1999 and as adjusted to reflect the sale of the shares of our common stock in this offering for:

  .   each of our executive officers named in the Summary Compensation
      Table;

  .   each of our directors;

  . each person known by us to beneficially own more than 5% of our common stock; and

  .   all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, none of these persons or entities has a relationship with us or, to our knowledge, any of the underwriters or their respective affiliates. Unless otherwise indicated, each person or entity named in the table below has sole voting and investment power (or shares such power with his or her spouse) with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 12,991,021 shares of common stock outstanding as of October 10, 1999, which assumes the conversion of the outstanding shares of series A convertible preferred stock as of October 10, 1999 into shares of common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 10, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed below is c/o C-bridge Internet Solutions, Inc., 219 Vassar Street, Cambridge, Massachusetts 02139.

                                                           Percentage of
                                                           Common Stock
                                                        Beneficially Owned
                                                        ----------------------
                                    Shares Beneficially Prior to       After
Name of Beneficial Owner                   Owned        Offering     Offering
------------------------            ------------------- ---------    ---------
Joseph M. Bellini(1)..............         782,500              5.7%
R. Jeffrey Spurrier(2)............         209,863              1.6
Richard O. Wester(3)..............          75,000                *
Sundar Subramaniam(4).............       4,101,833             31.6
Marco M. Farsheed(5)..............         300,000              2.3
Joseph L. Badaracco, Jr. (6)......          --                    *
Paul R. Charron(7)................          --                    *
Gerald F. King, II(8).............         267,854              2.0
Raymond J. Lane(9)................         333,333              2.6
Ramanan Raghavendran(10)..........       2,000,000             15.4
Entities affiliated with InSight
  Capital Partners(11)............       2,000,000             15.4
Hamilton Trust Company Limited, as
  Trustee of the Willingdon
  Trust(12).......................       4,101,833             31.6
Butterfield Trust (Bermuda)
  Limited, as Trustee of the
  Winsor Trust(13)................       2,290,750             17.6
Cambridge Technology Enterprise
  Limited(14).....................       2,290,750             17.6
All directors and executive
  officers as a group
  (10 persons) persons(15)........       3,918,550             27.4

--------

* Represents beneficial ownership of less than one percent of our common stock.

(footnotes follow on next page)

--------
 (1) Consists of 782,500 shares issuable upon the exercise of options exercisable within 60 days of October 10, 1999.
 (2) Includes 69,954 shares issuable upon the exercise of options exercisable within 60 days of October 10, 1999.
 (3) Consists of 75,000 shares issuable upon the exercise of options exercisable within 60 days of October 10, 1999.
 (4) Consists of 4,101,833 shares owned by the Willingdon Trust, of which Mr. Subramaniam, his sister and their respective issue are the sole beneficiaries. Mr. Subramaniam disclaims beneficial ownership of the shares held by the Willingdon Trust except as to the extent of his pecuniary interest. The address of the Willingdon Trust is Hamilton Trust Company Limited, as Trustee of the Willingdon Trust, Vallis Building, P.O. Box HM247, Hamilton HM AX, Bermuda.
 (5) Includes 225,000 shares issuable upon the exercise of options exercisable within 60 days of October 10, 1999.
 (6) The address of Professor Badaracco is c/o Harvard Business School, Soldier's Field Road, Morgan 475, Boston, Massachusetts 02163.
 (7) The address of Mr. Charron is c/o Liz Claiborne, Inc., 1441 Broadway, New York, New York 10018.
 (8) Includes 141,187 shares issuable upon the exercise of options exercisable within 60 days of October 10, 1999.
 (9) The address of Mr. Lane is c/o Oracle Corporation, 500 Oracle Parkway, Redwood Shores, California 94065.

(10) The address of Mr. Raghavendran is c/o InSight Capital Partners, 527 Madison Avenue, 10th Floor, New York, New York 10022. Mr. Raghavendran is a partner of InSight Capital Partners, and Mr. Raghavendran disclaims beneficial ownership of the shares held by InSight Capital Partners except as to the extent of his pecuniary interest.
(11) Consists of 954,129 shares of series A convertible preferred stock and 477,065 shares of common stock held by InSight Capital Partners III, L.P., 236,355 shares of series A convertible preferred stock and 118,177 shares of common stock held by InSight Capital Partners (Cayman) III, L.P., and 142,849 shares of series A convertible preferred stock and 71,425 shares of common stock held by InSight Capital Partners III-Co-Investors, L.P. The address of InSight Capital Partners III, L.P. and InSight Capital Partners III-Co-Investors, L.P. is 527 Madison Avenue, 10th Floor, New York, New York 10022. The address of InSight Capital Partners (Cayman) III, L.P. is c/o W.S. Walker & Company, Walker House, P.O. Box 265GT, Mary Street, George Town, Grand Cayman, Cayman Islands.
(12) Consists of 4,101,833 shares held by the Willingdon Trust, the beneficiaries of which are Sundar Subramaniam, his sister and their respective issue. The address of the Willingdon Trust is Hamilton Trust Company Limited, as Trustee of the Willingdon Trust, Vallis Building, P.O. Box HM247, Hamilton HM AX, Bermuda.
(13) Consists of 2,290,750 shares held by the Winsor Trust, the beneficiaries of which include affiliates of Professor John J. Donovan. The address of the Winsor Trust is Butterfield Trust (Bermuda) Limited, 65 Front Street, Hamilton HM AX, Bermuda.
(14) Consists of 2,290,750 shares held by Cambridge Technology Enterprises Limited, the stockholders of which include affiliates of Professor John
      J. Donovan. The address of Cambridge Technology Enterprises Limited is c/o ASK Services Ltd., Cedar House, 41 Cedar Avenue, Hamilton HM EX, Bermuda.
(15) Includes 1,318,641 shares issuable upon the exercise of options exercisable within 60 days of October 10, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    After this offering, our authorized capital stock will consist of 30,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 1999, there were outstanding 11,657,687 shares of common stock held by 83 stockholders of record. In addition, there were outstanding options to purchase an aggregate of 6,745,062 shares of common stock.

Common Stock

    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Some holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances.

Preferred Stock

    Under the terms of the charter, our board of directors will be authorized to issue such shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Warrants

    At September 30, 1999 we had warrants outstanding to purchase an aggregate of 784,504 shares of our common stock at a weighted average exercise price of $0.38 per share. Certain holders of warrants are entitled to registration rights with respect to the shares of common stock issuable upon exercise of the warrants. See "Shares Eligible for Future Sale--Registration Rights."

Delaware Law and Certain Charter and By-law Provisions

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Under the by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of the directors then in office, making it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

    Our by-laws also provide that after this offering, stockholders can only take action at an annual meeting or special meeting, and not by written action in lieu of a meeting. Our by-laws further provide that only stockholders holding a majority of outstanding shares, our chairman of the board, president or our board of directors may call a special meeting of stockholders.

    Our stockholders must comply with advance notice and information disclosure requirements in order for any matter to be considered "properly brought" before a meeting. Stockholders must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days' notice or prior public disclosure of the meeting date, stockholders must deliver written notice to us within ten days following the date upon which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating stockholder. For any other matter, the notice must set forth a brief description of the proposed matter and certain information regarding the proponent stockholder. These provisions could delay until the next stockholders' meeting proposed actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of the outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

    The Delaware General Corporation Law statute provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws require the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

    Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law statute. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is Equiserve.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no public market for our securities.
After completion of this offering there will be     shares of common stock
outstanding based upon the number of shares outstanding as of September 30,
1999. Of these shares, the     shares sold in this offering will be freely
tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

    All of the shares offered under this prospectus will be freely tradable in
the open market. The remaining     shares of common stock that will be
outstanding after this offering will be considered "restricted securities" under Rule 144 of the Securities Act. Generally, restricted securities that have been owned for a period of at least two years may be sold immediately after the completion of this offering, and restricted securities that have been owned for at least one year may be sold 90 days after the completion of this offering. Certain of the restricted securities are subject to lock-up agreements with the underwriters. Persons subject to lock-up agreements have agreed not to sell shares of our common stock without the prior permission of BancBoston Robertson Stephens Inc. for a period of 180 days after the completion of this offering. BancBoston Robertson Stephens Inc. has indicated that it does not intend to release anyone from the lock-up agreement. The table below sets forth information regarding potential sales of restricted securities.

  .        shares may be sold immediately after completion of this offering;
      and

  .        additional shares may be sold upon the expiration of the lock-up agreements.

Options

    Shares of common stock may also be issued and sold upon the exercise of
options. After this offering, we intend to register an aggregate of     shares
of common stock, which may be issued under our 1997 Stock Incentive Plan and 1999 Stock Incentive Plan. Shares issued upon the exercise of stock options after the effective date of the registration statements on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable. As a result of the exercise of vested options 90 days
after the completion of this offering,     additional shares may be sold. Upon
the expiration of the lock-up agreements, an additional     shares may be sold
as a result of the exercise of options.

Registration Rights

    Upon completion of this offering, certain holders of 8,683,333 shares of our common stock and warrants to acquire an aggregate of 784,504 shares of our common stock have the right to demand that we include the shares of common stock they hold or acquire upon the exercise of the warrants in any registration statements we file with the Securities and Exchange Commission, other than registration statements filed with respect to employee benefit plans or in connection with an acquisition.

Effect of Sales of Shares

    Prior to this offering, there has been no public market for our common stock, and we cannot advise you as to the effect, if any, that sales in the public market of shares of our common stock, or the availability of shares for sale, will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of our common stock and could impair our ability to raise capital.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., SG Cowen Securities Corporation and SoundView Technology Group, Inc., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                                       Number of
      Underwriter                                                       Shares
      -----------                                                      ---------
      BancBoston Robertson Stephens Inc. ............................
      SG Cowen Securities Corporation................................
      SoundView Technology Group, Inc. ..............................
        Total........................................................
                                                                          ===

    We have been advised that the underwriters propose to offer the shares of our common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of
not in excess of $    per share, of which $    may be reallowed to other
dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

    The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to     additional shares of common stock to cover over-allotments,
if any, at the same price per share as we will receive for the     shares that
the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table
represents as a percentage of the     shares offered by this prospectus. If
purchased, the additional shares will be sold by the underwriters on the same
terms as those on which the     shares are being sold. We will be obligated,
under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in
connection with the sale of the     shares of our common stock offered by this
prospectus.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                    Without          With
                                                 Over-allotment Over-allotment
                                       Per Share     Option         Option
                                       --------- -------------- --------------
   Assumed public offering price......   $            $              $
   Underwriting discounts and
     commissions......................
   Proceeds, before expenses, to us...

    The expenses of the offering, other than underwriting discounts and
commissions, payable by us are estimated at $   . BancBoston Robertson Stephens
Inc. expects to deliver the shares of common stock to purchasers on    , 1999.

    Directed Share Program. The underwriters have reserved up to   percent of
the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to C-bridge. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Agreements Not to Sell Shares. Three of our principal stockholders, which hold, in the aggregate, 8,630,555 shares of common stock, have agreed, subject to limited exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc., for a period of one year from the date of this prospectus with respect to 100% of their shares of common stock, for a period of two years from the date of this prospectus with respect to 50% of their shares of common stock, and for a period of three years from the date of this prospectus with respect to 25% of
their shares of common stock. In addition, the holders of a total of    shares
of common stock, including our executive officers and directors and other stockholders, have agreed, during the period ending 180 days after the date of this prospectus, subject to limited exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to these agreements not to sell shares. There are no existing agreements between the representatives of the underwriters and any of our stockholders providing consent to the sale of shares prior to the expiration of the respective periods.

    Future Sales by Us. In addition, we have agreed that during the 180 days after the date of this prospectus, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions,
(a) consent to the disposition of any shares held by stockholders subject to agreements not to sell shares prior to the expiration of the respective periods or (b) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans, provided such options do not vest prior to the expiration of the 180-day period. See "Shares Eligible for Future Sale."

    Listing. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "CBIS."

    No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations among us and the representatives. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    Stabilization. The representatives have advised us that, under Regulation M under the Securities and Exchange Act of 1934, some participants in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. An investment fund for the benefit of partners at Hale and Dorr holds in the aggregate 6,667 shares of series A convertible preferred stock, which will automatically convert into 6,667 shares of common stock upon the completion of this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                    EXPERTS

    The audited consolidated financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 (including its exhibits and schedules) with the Securities and Exchange Commission under the Securities Act with respect to our common stock to be sold in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of C-bridge, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms. The registration statement and our other Securities and Exchange Commission filings can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

    After we have filed this registration statement, we will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                                     INDEX

                                                                           Page
                                                                           ----
Report of Independent Public Accountants.................................. F-2

Consolidated Balance Sheets as of December 31, 1996, 1997, 1998 and
  September 30, 1999...................................................... F-3

Consolidated Statements of Operations for the Period from Inception
  (October 31, 1996) to December 31, 1996, for the Years Ended December
  31, 1997 and 1998 and for the Nine Months Ended September 30, 1998 and
  1999.................................................................... F-4

Consolidated Statements of Stockholders' Deficit for the Period from
  Inception (October 31, 1996) through September 30, 1999................. F-5

Consolidated Statements of Cash Flows for the Period from Inception
  (October 31, 1996) to December 31, 1996, for the Years Ended December
  31, 1997 and 1998 and for the Nine Months Ended September 30, 1998 and
  1999.................................................................... F-6

Notes to Consolidated Financial Statements................................ F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To C-bridge Internet Solutions, Inc.:

    We have audited the accompanying consolidated balance sheets of C-bridge Internet Solutions, Inc. (a Delaware corporation) and subsidiary as of December 31, 1997 and 1998 and September 30, 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (October 31, 1996) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of C-bridge Internet Solutions, Inc. and subsidiary as of December 31, 1997 and 1998 and September 30, 1999, and the results of its operations and its cash flows for the period from inception (October 31, 1996) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

Boston, Massachusetts

October 28, 1999

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                              December 31,
                                         ------------------------  September 30,
                                            1997         1998          1999
                                         -----------  -----------  -------------
                ASSETS
Current assets:
  Cash.................................  $    30,699  $   190,409   $     3,892
  Accounts receivable, net of allowance
    of $16,726, $30,502 and $63,844 at
    December 31, 1997 and 1998 and
    September 30, 1999, respectively...      871,832      732,765     2,842,402
  Unbilled receivables.................      217,509      451,586     1,674,587
  Other current assets.................      168,235       13,733        70,831
                                         -----------  -----------   -----------
Total current assets...................    1,288,275    1,388,493     4,591,712
                                         -----------  -----------   -----------
Property and equipment, at cost:
  Computer equipment...................      578,491      714,463     1,262,489
  Furniture and fixtures...............        5,644       14,044       200,034
  Computer software....................           --       40,779       126,378
  Leasehold improvements...............           --           --        40,182
                                         -----------  -----------   -----------
                                             584,135      769,286     1,629,083
  Less--Accumulated depreciation.......       75,871      226,018       507,586
                                         -----------  -----------   -----------
                                             508,264      543,268     1,121,497
                                         -----------  -----------   -----------
Deferred financing costs...............           --           --       145,000
                                         -----------  -----------   -----------
Total assets...........................  $ 1,796,539  $ 1,931,761   $ 5,858,209
                                         ===========  ===========   ===========
 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Lines of credit......................  $        --  $ 2,615,539   $ 1,448,889
  Current portion of capital lease
    obligations........................           --      117,716       191,485
  Accounts payable.....................      467,270      365,473       546,807
  Accrued liabilities..................      306,039      979,337     2,382,520
  Deferred revenue.....................      192,959      377,107     1,600,031
  Current portion of due to
    affiliates.........................      450,000      120,610       233,397
                                         -----------  -----------   -----------
Total current liabilities..............    1,416,268    4,575,782     6,403,129
                                         -----------  -----------   -----------
Long-term liabilities:
  Capital lease obligations, less
    current portion....................           --      176,575       125,816
  Due to affiliates, less current
    portion............................    1,755,390           --            --
                                         -----------  -----------   -----------
Total liabilities......................    3,171,658    4,752,357     6,528,945
                                         -----------  -----------   -----------
Commitments and contingencies (Note 5)
Stockholders' deficit:
  Preferred stock, $0.01 par value--
   Authorized--5,000,000 shares
   Issued and outstanding--None........           --           --            --
  Common stock, $0.01 par value--
   Authorized--30,000,000 shares
   Issued--10,000,000, 10,719,969 and
   12,167,687 shares at December 31,
   1997 and 1998 and September 30,
   1999, respectively..................      100,000      107,200       121,677
  Additional paid-in capital...........       32,054    2,685,333    14,274,967
  Notes receivable for issuance of
    common stock.......................           --      (84,000)      (84,000)
  Deferred compensation................           --           --    (6,523,543)
  Accumulated deficit..................   (1,507,173)  (5,376,129)   (8,306,837)
  Treasury stock, at cost--510,000
    shares.............................           --     (153,000)     (153,000)
                                         -----------  -----------   -----------
Total stockholders' deficit............   (1,375,119)  (2,820,596)     (670,736)
                                         -----------  -----------   -----------
                                         $ 1,796,539  $ 1,931,761   $ 5,858,209
                                         ===========  ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                              From
                           Inception                               For the Nine Months
                          (October 31,   For the Years Ended              Ended
                            1996) to        December 31,              September 30,
                          December 31, ------------------------  ------------------------
                              1996        1997         1998         1998         1999
                          ------------ -----------  -----------  -----------  -----------
                                                                 (Unaudited)
Net revenues:
  Professional
    services............   $       --  $ 3,169,183  $ 5,047,474  $ 3,208,416  $11,342,538
  Educational
    services............           --           --           --           --    2,495,627
                           ----------  -----------  -----------  -----------  -----------
     Total net
       revenues.........           --    3,169,183    5,047,474    3,208,416   13,838,165
                           ----------  -----------  -----------  -----------  -----------
Costs and expenses:
  Direct costs of
    professional
    services............       49,641    2,234,598    4,974,586    3,528,074    6,456,562
  Direct costs of
    educational
    services............           --           --           --           --    1,142,283
  Selling and
    marketing...........        3,414      327,553    1,530,140    1,224,854    1,884,550
  General and
    administrative......      140,439    1,797,185    2,108,663    1,654,625    4,720,717
  Compensation expense
    related to stock
    options and
    warrants............           --       27,984       74,068       57,014    2,752,079
                           ----------  -----------  -----------  -----------  -----------
     Total operating
       expenses.........      193,494    4,387,320    8,687,457    6,464,567   16,956,191
                           ----------  -----------  -----------  -----------  -----------
     Loss from
       operations.......     (193,494)  (1,218,137)  (3,639,983)  (3,256,151)  (3,118,026)
Interest expense........           --       (5,440)    (244,370)    (171,635)    (165,367)
Interest income.........           --        8,221        2,433        2,433           --
Other income (expense)..           --          677       12,964        4,027      352,685
                           ----------  -----------  -----------  -----------  -----------
Net loss................   $ (193,494) $(1,214,679) $(3,868,956) $(3,421,326) $(2,930,708)
                           ==========  ===========  ===========  ===========  ===========
Basic and diluted net
  loss per share (Note
  2(g)).................   $     (.02) $     (0.12) $     (0.39) $     (0.35) $     (0.27)
                           ==========  ===========  ===========  ===========  ===========
Basic and diluted
  weighted average
  shares outstanding....   10,000,000   10,000,000    9,991,529    9,911,660   10,713,089
                           ==========  ===========  ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

               C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                      Notes
                      Common Stock                  Receivable                               Treasury Stock
                   ------------------- Additional  for Issuance                            -------------------      Total
                   Number of  $.01 Par   Paid-in    of Common     Deferred    Accumulated   Number              Stockholders'
                     Shares    Value     Capital      Stock     Compensation    Deficit    of Shares  Amount       Deficit
                   ---------- -------- ----------- ------------ ------------  -----------  --------- ---------  -------------
Initial issuance
 of common
 stock...........  10,000,000 $100,000 $        --   $     --   $        --   $   (99,000)       --  $      --   $     1,000
 Net loss........          --       --          --         --            --      (193,494)       --         --      (193,494)
                   ---------- -------- -----------   --------   -----------   -----------   -------  ---------   -----------
Balance, December
 31, 1996........  10,000,000  100,000          --         --            --      (292,494)       --         --      (192,494)
 Issuance of
  warrants for
  financing......          --       --       4,070         --            --            --        --         --         4,070
 Issuance of
  stock options
  to
  nonemployees...          --       --      27,984         --            --            --        --         --        27,984
 Net loss........          --       --          --         --            --    (1,214,679)       --         --    (1,214,679)
                   ---------- -------- -----------   --------   -----------   -----------   -------  ---------   -----------
Balance, December
 31, 1997........  10,000,000  100,000      32,054         --            --    (1,507,173)       --         --    (1,375,119)
 Issuance of
  common stock
  for notes
  receivable.....     280,000    2,800      81,200    (84,000)           --            --        --         --            --
 Compensation
  expense
  associated with
  issuance of
  common stock
  for notes
  receivable.....          --       --      43,098         --            --            --        --         --        43,098
 Issuance of
  common stock
  for services
  rendered.......      45,000      450      13,050         --            --            --        --         --        13,500
 Exercise of
  stock options..     193,038    1,931       6,814         --            --            --        --         --         8,745
 Purchase of
  treasury
  stock..........          --       --          --         --            --            --   510,000   (153,000)     (153,000)
 Issuance of
  common stock on
  conversion of
  bridge
  financing......     201,931    2,019      58,560         --            --            --        --         --        60,579
 Issuance of
  warrants for
  financing......          --       --      99,018         --            --            --        --         --        99,018
 Issuance of a
  warrant in
  connection with
  joint venture..          --       --      22,703         --            --            --        --         --        22,703
 Issuance of
  stock options
  to
  nonemployees...          --       --      17,470         --            --            --        --         --        17,470
 Forgiveness of
  debt to
  affiliates.....          --       --   2,311,366         --            --            --        --         --     2,311,366
 Net loss........          --       --          --         --            --    (3,868,956)       --         --    (3,868,956)
                   ---------- -------- -----------   --------   -----------   -----------   -------  ---------   -----------
Balance, December
 31, 1998........  10,719,969  107,200   2,685,333    (84,000)           --    (5,376,129)  510,000   (153,000)   (2,820,596)
 Sale of common
  stock .........     333,333    3,333   1,996,667         --            --            --        --         --     2,000,000
 Exercise of
  stock options
  ...............   1,114,385   11,144     317,345         --            --            --        --         --       328,489
 Compensation
  expense
  associated with
  warrants.......          --       --     660,000         --            --            --        --         --       660,000
 Deferred
  compensation
  related to the
  issuance
  of stock
  options to
  employees and
  nonemployees...          --       --   8,615,622         --    (8,615,622)           --        --         --            --
 Amortization of
  deferred
  compensation...          --       --          --         --     2,092,079            --        --         --     2,092,079
 Net loss .......          --       --          --         --            --    (2,930,708)       --         --    (2,930,708)
                   ---------- -------- -----------   --------   -----------   -----------   -------  ---------   -----------
Balance,
 September 30,
 1999 ...........  12,167,687 $121,677 $14,274,967   $(84,000)  $(6,523,543)  $(8,306,837)  510,000  $(153,000)  $  (670,736)
                   ========== ======== ===========   ========   ===========   ===========   =======  =========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         Inception
                        (October 31,   For the Years Ended     For the Nine Months Ended
                          1996) to        December 31,               September 30,
                        December 31, ------------------------  --------------------------
                            1996        1997         1998          1998          1999
                        ------------ -----------  -----------  --------------------------
                                                               (Unaudited)
Cash flows from
  operating
  activities:
 Net loss.............   $(193,494)  $(1,214,679) $(3,868,956) $ (3,421,326) $ (2,930,708)
 Adjustments to
   reconcile net loss
   to net cash used in
   operating
   activities--
  Depreciation and
    amortization......          --        75,871      249,738        65,832       281,568
  Noncash stock based
    compensation......          --        27,984       74,068        57,014     2,752,079
  Noncash interest
    expense related to
    warrants..........          --         4,070      121,721       121,721            --
  Repayment of debt by
    third party.......          --            --           --      (348,000)
  Changes in current
    assets and
    liabilities--
   Accounts
     receivable.......          --      (871,832)     139,067      (247,784)   (2,109,637)
   Unbilled
     receivables......          --      (217,509)    (234,077)     (264,995)   (1,223,001)
   Other current
     assets...........          --      (168,235)     154,502       (26,915)      (57,098)
   Accounts payable...          --       467,270     (101,797)      125,498       181,334
   Accrued
     liabilities......          --       306,039      598,649       579,948     1,403,183
   Deferred revenue...          --       192,959      184,148       249,262     1,222,924
                         ---------   -----------  -----------  ------------  ------------
     Net cash used in
       operating
       activities.....    (193,494)   (1,398,062)  (2,682,937)   (2,761,745)     (827,356)
                         ---------   -----------  -----------  ------------  ------------
Cash flows from
  investing
  activities:
 Purchases of property
   and equipment......          --      (584,135)    (191,400)     (160,383)     (526,951)
                         ---------   -----------  -----------  ------------  ------------
Cash flows from
  financing
  activities:
 Net proceeds
   (repayments) on
   line of credit
   loans..............          --            --    2,615,539     2,398,539      (927,650)
 Proceeds from
   issuance of bridge
   loans..............          --            --      248,600       248,600            --
 Payments on bridge
   loans..............          --            --     (193,750)     (162,500)           --
 Loans from
   affiliates.........     192,494     2,012,896    1,214,586     1,160,507            --
 Repayment of loans
   from affiliates....          --            --     (988,000)     (988,000)      (11,610)
 Proceeds from sale
   lease back
   transaction........          --            --      337,036       337,036            --
 Payments on capital
   lease obligation...          --            --      (55,709)      (33,124)      (76,439)
 Loan to employee.....          --            --     (153,000)           --            --
 Proceeds from
   issuance of common
   stock..............       1,000            --           --            --     2,000,000
 Proceeds from
   exercise of stock
   options............          --            --        8,745         2,876       328,489
 Deferred financing
   costs..............          --            --           --            --      (145,000)
                         ---------   -----------  -----------  ------------  ------------
     Net cash provided
       by financing
       activities.....     193,494     2,012,896    3,034,047     2,963,934     1,167,790
                         ---------   -----------  -----------  ------------  ------------
Net increase
  (decrease) in cash..          --        30,699      159,710        41,806      (186,517)
Cash, beginning of
  period..............          --            --       30,699        30,699       190,409
                         ---------   -----------  -----------  ------------  ------------
Cash, end of period...   $      --   $    30,699  $   190,409  $     72,505  $      3,892
                         =========   ===========  ===========  ============  ============
Supplemental
  disclosure of
  noncash financing
  activities:
 Issuance of common
   stock for notes
   receivable.........   $      --   $        --  $    84,000  $     84,000  $         --
                         =========   ===========  ===========  ============  ============
 Assets acquired under
   capital lease......   $      --   $        --  $        --  $         --  $     99,449
                         =========   ===========  ===========  ============  ============
 Assets acquired in
   connection with
   outsourcing
   agreement..........   $      --   $        --  $        --  $         --  $    233,397
                         =========   ===========  ===========  ============  ============
 Purchase of treasury
   stock by forgiving
   loan to employee...   $      --   $        --  $   153,000  $    153,000  $         --
                         =========   ===========  ===========  ============
 Conversion of bridge
   financing and
   related interest to
   common stock.......   $      --   $        --  $    60,579  $     60,579  $         --
                         =========   ===========  ===========  ============  ============
 Forgiveness of debt
   due to affiliates..   $      --   $        --  $ 2,311,366  $  2,311,366  $         --
                         =========   ===========  ===========  ============  ============
Supplemental
  disclosure of cash
  flow information:
 Cash paid during the
   period for
   interest...........   $      --   $        --  $    93,095  $     58,846  $    145,169
                         =========   ===========  ===========  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (including data applicable to unaudited period)

(1) Operations

    C-bridge Internet Solutions, Inc. and Subsidiary (the Company) is a full service provider of eBusiness solutions that help companies create strategic business solutions through the use of Internet technologies. In May 1999, the Company began offering eBusiness educational services. The Company was incorporated in Delaware on October 31, 1996.

    The Company is subject to risks common to rapidly growing technology-based companies, including a limited operating history, dependence on key personnel, the need to raise capital, rapid technological change, competition from larger service providers, and the need for successful development and marketing of services.

(2) Summary of Significant Accounting Policies

    The accompanying consolidated financial statements reflect the application of the following significant accounting policies, as discussed below and elsewhere in the notes to the consolidated financial statements.

 (a) Management's Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Principles of Consolidation

    In August 1998, the Company formed a wholly owned subsidiary, C-bridge Packaged Solutions, Inc. (the Subsidiary). These consolidated financial statements include the accounts of the Company and the subsidiary. All significant intercompany transactions have been eliminated in consolidation.

 (c) Revenue Recognition

    The Company generates revenue from eBusiness consulting and education services. Revenues from consulting contracts are recognized on a time and material or percentage-of-completion basis depending upon the contract with the customer. Revenues related to time and material consulting contracts are recognized when the services are performed. Revenues related to fixed price consulting contracts are recognized based on the percent of the cost incurred compared to the total estimated cost to complete the project. The cumulative impact of any revisions in estimates are reflected in the period in which they become known. If a consulting contract is estimated to result in a loss, the loss is recorded immediately. Net revenues exclude reimbursable expenses charged to customers.

    Revenues from educational services are recognized based upon the management and performance of educational services. The Company recognizes revenue based upon the performance of services under an outsourcing agreement with a third party. See Note 10 for further discussion of the outsourcing agreement.

    Unbilled receivables represents services that have been performed but have not yet been billed. Unbilled receivables also includes reimbursable expenses. Deferred revenues represent amounts billed or paid in advance of revenues recognized.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)


 (d) Depreciation and Amortization

    The Company provides for depreciation and amortization using the straight-line method, by charges to operations in amounts estimated to allocate the cost of property and equipment over their estimated useful lives, as follows:

                                                                    Estimated
Asset Classification                                               Useful Life
--------------------                                              -------------
Computer equipment...............................................       3 years
Furniture and fixtures...........................................       3 years
Computer software................................................       3 years
Leasehold improvements........................................... Life of lease

    The Company has assets under capital leases of $350,000 and $421,626 as of December 31, 1998 and September 30, 1999, respectively. There were no assets under capital leases as of December 31, 1997. Accumulated depreciation related to these assets is $48,611 and $136,111 as of December 31, 1998 and September 30, 1999, respectively.

 (e) Concentrations of Credit Risk

    Financial instruments that subject the Company to credit risk consist of cash and accounts receivable. The Company maintains the majority of its cash balances with financial institutions. Concentrations of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company operates in two industry segments and derives substantially all of its revenues from U.S. customers.

    The following table summarizes the number of customers that individually comprise greater than 10% of total revenues and accounts receivable for the periods presented:

                                                   Years Ended
                                                    December        Nine Months
                                                       31,             Ended
                                                   -------------   September 30,
                                                   1997    1998         1999
                                                   -----   -----   -------------
Revenue--
  Customer A.....................................     28%     10%         *
  Customer B.....................................     12%      *          *
  Customer C.....................................     11%      *          *
  Customer D.....................................      *      25%        24%
  Customer E.....................................      *      16%         *
  Customer F.....................................      *       *         18%
  Customer G.....................................      *       *         12%
  Customer I.....................................      *       *         18%


                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)


                                                         December
                                                            31,
                                                         ----------  September 30,
                                                         1997  1998      1999
                                                         ----  ----  -------------
Accounts Receivable--
  Customer A...........................................   32%    *          *
  Customer D...........................................    *     *         18%
  Customer E...........................................    *    29%         *
  Customer F...........................................    *    16%        19%
  Customer H...........................................    *    33%         *
  Customer I...........................................   19%    *          *
  Customer J...........................................   10%    *          *

--------
*   Less than 10%

 (f) Interim Financial Statements

    The accompanying consolidated statements of operations and cash flows for the nine months ended September 30, 1998 are unaudited, but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of results for this interim period.

 (g) Net Loss Per Share

    Basic net loss per common share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is the same as basic net loss per common share, since the effects of the Company's potentially dilutive securities are antidilutive. In accordance with Staff Accounting Bulletin No. 98, the Company has determined that there was no nominal issuance of common stock or potential common stock in the period prior to the Company's planned IPO. Antidilutive securities, which consist of options and warrants to purchase common stock that are not included in diluted net loss per share, were 1,653,010, 8,308,138, 7,831,192 and 7,529,566 as of December 31, 1997 and 1998 and September 30, 1998 and 1999,
respectively. There were no antidilutive securities as of December 31, 1996.

 (h) Stock-Based Compensation for Employees

    The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 defines a fair-value-based method of accounting for employee stock options and other stock-based compensation. Compensation expense related to employee stock based compensation arising from this method of accounting can be reflected in the financial statements or, alternatively, the pro forma net loss and loss per share effect of the fair-value-based accounting can be disclosed in the financial footnotes. The Company has adopted the disclosure-only alternative (see Note 7(e)).

 (i) Comprehensive Income

    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, which is effective for the Company's fiscal year ended December 31, 1998. Under SFAS No. 130, companies are required to report comprehensive income as a measure of overall performance. Comprehensive income includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. For the periods ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999, the Company's comprehensive loss is the same as its reported net loss.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)


 (j) Fair Value of Financial Instruments

    Financial instruments consist principally of cash, accounts receivable, accounts payable and debt. The estimated fair value of these instruments approximates their carrying value.

 (k) New Accounting Standard

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

(3) Accrued Liabilities

    Accrued liabilities consist of the following:

                                                 December 31,
                                               ----------------- September 30,
                                                 1997     1998       1999
                                               -------- -------- -------------
Accrued payroll and other related employee
  benefits.................................... $145,968 $204,416  $1,281,121
Other accrued liabilities.....................  160,071  774,921   1,101,399
                                               -------- --------  ----------
                                               $306,039 $979,337  $2,382,520
                                               ======== ========  ==========

(4) Income Taxes

    The Company follows the liability method of accounting for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, whereby a deferred tax asset or liability is measured by enacted tax rates that will be in effect when any differences between the financial statement and tax bases of assets and liabilities reverse.

    The approximate tax effect of each type of temporary difference and carryforward as of December 31, 1997 and 1998 and September 30, 1999, respectively, is as follows:

                                               December 31,
                                           ----------------------  September 30,
                                             1997        1998          1999
                                           ---------  -----------  -------------
Net operating loss carryforwards.......... $ 486,019  $ 1,036,697   $ 1,059,372
Depreciation..............................   (16,363)      (6,119)       46,389
Other.....................................    62,805       59,080        56,617
                                           ---------  -----------   -----------
                                             532,461    1,089,658     1,162,378
Less--Valuation allowance.................  (532,461)  (1,089,658)   (1,162,378)
                                           ---------  -----------   -----------
                                           $      --  $        --   $        --
                                           =========  ===========   ===========


    The Company has not given recognition to any of its potential tax benefits, consisting primarily of its net operating loss carryforward, in the accompanying consolidated financial statements as it is more likely than not that these benefits will not be realizable in future years' tax returns.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)

    At December 31, 1997 and 1998, and September 30, 1999, the Company had available a net operating loss carryforward of approximately $1,207,000, $2,574,000 and $2,631,000, respectively, which expires through 2019. This carryforward is subject to review and possible adjustment by the Internal Revenue Service. The Internal Revenue Code (IRC) contains provisions that may limit the Company's use of the carryforward in the event there are significant changes in the ownership, as defined in Section 382 of the IRC.

(5) Commitments and Contingencies

 (a) Capital Leases

    In July 1998, the Company entered into a sale/leaseback transaction, whereby the Company sold existing fixed assets (primarily computer equipment) with a net book value of approximately $250,000 to a leasing company for $350,000. The Company then leased the fixed assets from the leasing company under a three-year capital lease arrangement. The gain of approximately $100,000 was deferred and is being amortized to income over the term of the lease.

    As of September 30, 1999, payments due pursuant to capital lease obligations are approximately as follows:

                                                                        Amount
                                                                       --------
Year Ending December 31,
------------------------
  1999 (October 1, 1999-December 31, 1999 only)....................... $ 42,562
  2000................................................................  170,246
  2001................................................................  151,108
                                                                       --------
                                                                        363,916
Less--Amount representing interest....................................   46,615
                                                                       --------
   Present value of net minimum lease payments........................  317,301
Less--Current portion.................................................  191,485
                                                                       --------
   Long-term portion.................................................. $125,816
                                                                       ========

 (b) Operating Leases

    From October 1996 to April 1999, the Company leased certain office space and equipment from a related party, Cambridge Technology Group, under month-to-month operating lease agreements. Included in the accompanying consolidated statements of operations for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 is rent expense of approximately $93,000, $251,000, $187,000 and $156,000, respectively, related to this lease. There was no rent expense for the period from inception (October 31, 1996) to December 31, 1996.

    On May 1, 1999, the Company entered into a five-year operating lease agreement for its principal office space from Property Management Partners, Inc. (PMP), a corporation controlled by a former employee of Cambridge Technology Group. Aside from the monthly base rent, a one-time sum of $1,375,000 is to be paid to the lessor on January 3, 2000. This amount is to be used for certain capital improvements or material repairs as needed. The Company is amortizing this one-time charge to operations over the term. Concurrent with the operating lease, the Company entered into a five-year facilities management agreement with PMP. Monthly payments of $23,333 are to be paid for the management, operations and maintenance of the leased facilities. The Company believes these transactions are at arms-length.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)

    The approximate future minimum annual rent and management fees due under the operating lease agreement as of September 30, 1999 are as follows:

Year Ending December 31,                                                Total
------------------------                                              ----------
  1999 (October 1, 1999-December 31, 1999 only).....................  $  248,000
  2000..............................................................     898,000
  2001..............................................................     878,000
  2002..............................................................     888,000
  2003..............................................................     895,000
  Thereafter........................................................     300,000
                                                                      ----------
                                                                      $4,107,000
                                                                      ==========

 (c) Litigation

    In the ordinary course of business, the Company is party to various types of litigation. The Company believes it has meritorious defenses to all claims and, in its opinion, all litigation currently pending or threatening will not have a material adverse effect on the Company's consolidated financial position or consolidated results of operations.

(6) Debt Obligations

 (a) Due to Affiliates

    During 1997 and 1998, the Company was financed by advances from parties affiliated with the Company. These affiliates consist of Cambridge Technology Group and trusts which are significant stockholders of the Company. Amounts due to these affiliates, which consisted primarily of working capital advances, general and administrative allocations, and operating expenses, were approximately $2,205,000 in 1997 and $1,094,000 in 1998. During March and May of 1998, the Company entered into agreements with the affiliated parties to formally forgive $2,311,366 of the amounts due. The Company recorded the forgiveness as a capital contribution, as reflected in the accompanying consolidated financial statements. The remaining $988,000 was repaid in 1998.

    The amount due to affiliate as of September 30, 1999 relates to the outsourcing agreement described in Note 10.

 (b) Line of Credit

    During 1998, the Company entered into a $1,500,000 revolving line of credit with a bank secured by substantially all business assets and guaranteed by major stockholders of the Company. Interest was at the bank's prime rate (8.25% at September 30, 1999) plus 1%. In July 1998, the Company extended the existing line of credit from $1,500,000 to $2,000,000, also guaranteed by the same major stockholders of the Company. In September 1998, the Company secured a line of credit with a different bank, paying down and terminating the original bank debt.

    Under the new line of credit, the Company may draw up to $3,500,000 based on certain terms and conditions. Of the total amount available under the line of credit, $1,000,000 is collateralized by assets of the Company and $2,500,000 is guaranteed by a major stockholder of the Company and a trust for the benefit of a major stockholder of the Company. A warrant to purchase 65,000 shares of common stock was issued to the bank in connection with the new line of credit (see Note 7(f)). Borrowings under the line of credit bear interest

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)

at prime (8.25% at September 30, 1999) plus 1%. At December 31, 1998 and September 30, 1999, loans of $2,200,000 and $1,260,000, respectively, were outstanding under the line and $300,000 and $1,240,000, respectively, was available under the line based on the terms and conditions of the borrowing base. The line expires in December 1999. The Company and the guarantors are subject to certain restrictive covenants in connection with the line of credit. The Company and the guarantors were in compliance with these covenants at December 31, 1998 and September 30, 1999.

    On April 7, 1999, the Company entered into a loan modification of its $3,500,000 line of credit in order that the Company would be able to draw upon a committed equipment line of credit (Equipment Line) up to $200,000. The Equipment Line is to be used to purchase or refinance certain operating equipment, as defined. The Equipment Line bears interest at the bank's prime rate (8.25% at September 30, 1999) plus 1.5% and is secured by the same guarantees as the original line of credit. Under the Equipment Line, amounts borrowed between January and June 1999 are to be paid back over a 36-month period beginning July 5, 1999 and amounts borrowed between July and December 1999 are to be paid back over a 36-month period beginning January 5, 2000. Borrowings under the Equipment Line need to be in compliance with certain financial covenants. At September 30, 1999, $188,889 was outstanding under the Equipment Line.

    In September 1998, the Subsidiary obtained a $2,000,000 line of credit with a bank collateralized by a letter of credit issued by a third-party joint venture partner (see Note 8). A warrant, recorded at fair value, was issued to this third party in connection with the letter of credit (see Note 7(f)). Borrowings under this line of credit bear interest at prime (8.25% at September 30, 1999). At December 31, 1998, and September 30, 1999, $415,539 and $0,
respectively, was outstanding under this line. As discussed in Note 8, the joint venture was dissolved, the Subsidiary's line of credit was paid down and the line of credit and warrant were terminated.

 (c) Bridge Loans Payable

    In May 1998, the Company entered into short-term financing agreements with three investors totaling approximately $248,000. Interest on the notes was at prime (7.75% at December 31, 1998) plus 1%. The terms were for 90 days and included issuance of warrants, which were recorded at fair value (see Note 7(f)). One party, representing approximately $148,000 of this amount, is a related party. On August 3, 1998, the due date of the bridge loans was extended from July 29, 1998 to September 21, 1998. Additional warrants were issued in connection with the extension (see Note 7 (f)). In late September 1998, approximately $194,000 of the total amount was paid in full and the remaining amount due, $54,000 along with related accrued interest, was converted into approximately 202,000 shares of common stock at $.30 per share.

(7) Stockholders' Deficit

 (a) Preferred Stock

    The Company has authorized 5,000,000 shares of preferred stock with a $.01 par value. No shares have been issued as of December 31, 1998 or September 30, 1999, and no terms for voting, conversion, dividends, liquidation preference or redemption have been set by the Board of Directors.

 (b) Reserved Common Stock

    The Company has reserved 8,308,138 and 7,529,566 shares of common stock to be issued upon exercise of stock options and warrants as of December 31, 1998 and September 30, 1999, respectively.

 (c) Stock Split

    On April 3, 1997, the Company's Board of Directors approved a ten thousand-for-one stock split of its common stock. All share and per share amounts of common stock for all periods presented reflect the stock split.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)


 (d) Notes Receivable for Issuance of Common Stock

    In May 1998, in connection with the employment of an employee, the Company issued 280,000 shares of common stock to a party related to the employee in exchange for a note receivable in the amount of $84,000. The Company accounted for this transaction as a variable stock award and recorded a compensation charge of $43,098 in the accompanying consolidated statement of operations for the year ended December 31, 1998. On January 1, 1999, the Company received full recourse rights for this note receivable thereby fixing the measurement date. No additional compensation was required to be recorded. This note is due on May 20, 2002 and bears interest at 5.7%. In addition to full recourse rights, the loan is collateralized by the 280,000 shares of common stock.

 (e) Stock Option Plans

  1997 Stock Incentive Plan

    In 1997, the Company implemented a Stock Incentive Plan (the 1997 Plan), pursuant to which 4,000,000 shares of common stock have been reserved for stock options, stock grants and other stock-based awards. Issuances under the 1997 Plan generally expire ten years from issue date. Under the 1997 Plan, the Company may grant both incentive stock options and nonstatutory options, as well as award or sell shares of common stock to employees, directors or consultants of the Company. All option grants, prices and vesting periods are determined by the Board of Directors. All options issued prior to March 1998 generally vest monthly. All options issued after March 1998 generally vest semiannually. However, certain option grants contain provisions to accelerate vesting upon defined events. Full vesting of all options occurs four years after date of issuance. As of September 30, 1999, there are 164,265 shares available for future grants under the 1997 plan.

  1999 Stock Incentive Plan

    In February 1999, the Board of Directors approved the 1999 Stock Incentive Plan (the 1999 Plan), pursuant to which 6,000,000 shares of common stock have been reserved for stock options, stock grants and other stock-based awards. The number of shares of common stock made available and reserved shall automatically increase by 500,000 shares effective on the first day of every calendar year for the next 10 years. Issuances under the 1999 Plan generally expire ten years from issue date. Under the 1999 Plan, the Company may grant both incentive stock options and nonstatutory options, as well as award or sell shares of common stock to employees, directors or consultants of the Company. All option grants, prices and vesting are determined by the Board of Directors. All options generally vest semiannually from date of grant. However, certain option grants contain provisions to accelerate vesting upon defined events. Full vesting of all options occurs four years after date of issuance. As of September 30, 1999, there are 1,783,250 shares available for future grants under the 1999 Plan.

               C--BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)


    Stock option activity under both the 1997 and 1999 plans is summarized as follows:

                                                                     Weighted
                                                       Exercise      Average
                                            Number       Price    Exercise Price
                                          of Shares    per Share    per Share
                                          ----------  ----------- --------------
Outstanding, December 31, 1996..........         --   $     --        $ --
  Granted...............................   1,611,000   0.01--0.30      0.20
  Canceled..............................      (2,990)  0.25--0.30      0.29
                                          ----------
Outstanding, December 31, 1997..........   1,608,010   0.01--0.30      0.20
  Granted...............................   3,212,128     0.30          0.30
  Exercised.............................    (193,038)  0.01--0.30      0.05
  Canceled..............................  (1,101,739)  0.01--0.30      0.27
                                          ----------
Outstanding, December 31, 1998..........   3,525,361   0.01--0.30      0.28
  Granted...............................   4,558,850   0.30--6.00      1.64
  Exercised.............................  (1,114,385)  0.01--1.00      0.28
  Canceled..............................    (224,764)  0.01--0.30      0.26
                                          ----------  -----------     -----
Outstanding, September 30, 1999.........   6,745,062  $0.01--6.00     $1.20
                                          ==========  ===========     =====
Exercisable, September 30, 1999.........   1,330,407  $0.01--1.00     $0.54
                                          ==========  ===========     =====
Exercisable, December 31, 1998..........     671,842  $0.01--0.30     $0.25
                                          ==========  ===========     =====
Exercisable, December 31, 1997..........     262,771  $0.01--0.30     $0.06
                                          ==========  ===========     =====

    The following table summarizes information relating to currently outstanding and exercisable options as of September 30, 1999.

                          Outstanding                                         Exercisable
         -------------------------------------------------------              -----------
                                                     Weighted
                                                     Average
                                                    Remaining
         Exercise          Number of               Contractual                 Number of
          Prices            Shares                 Life (Years)                 Shares
         --------          ---------               ------------               -----------
           $.01               87,462                   7.54                       37,630
            .25              424,297                   7.91                      173,087
            .30            3,841,803                   9.14                      646,915
           1.00            1,501,250                   9.64                      472,775
           6.00              890,250                   9.92                          --
                           ---------                                           ---------
                           6,745,062                                           1,330,407
                           =========                                           =========

    During 1997 and 1998 and the first nine months of 1999, the Company issued options to purchase 239,000, 104,000 and 345,767 shares, respectively, of common stock to nonemployees in exchange for services. The Company recorded these transactions at fair value, which was $27,984, $17,470 and $704,859 for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, respectively. Certain options to purchase common stock to nonemployees have been issued with various vesting periods ranging from immediate vesting to a four-year vesting period. The compensation expense related to these stock options is recorded over the related vesting period.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)

    During the nine months ended September 30, 1999, the Company issued options to purchase approximately 1,577,000 shares of common stock to employees at an exercise price deemed to be below market value. In accordance with Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, the Company has recorded the difference between the exercise price and fair value as deferred compensation and is amortizing such deferred compensation to operations over the vesting periods of the options.

    The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used and the weighted average information for the years ended December 31, 1997 and 1998 and the nine months ended
September 30, 1998 and 1999 are as follows:

                                      December 31,           September 30,
                                 ----------------------- ----------------------
                                    1997        1998        1998        1999
                                 ----------- ----------- ----------- ----------
                                                         (Unaudited)
Risk-free interest rates.......  5.83--6.57% 4.39--5.59%    5.41%      5.77%
Expected dividend yield........      --          --          --          --
Expected life..................    5 years     5 years     5 years    5 years
Expected volatility............      60%         60%         60%        60%
Weighted average fair value per
  share of options granted.....     $.05        $.07        $.14       $2.72
Weighted-average remaining
  contractual life of options
  outstanding..................  9.65 years  9.39 years  7.36 years  9.26 years

    Had compensation expense from the Company's stock option plan been determined consistent with SFAS No. 123, net loss and net loss per share would have been approximately as follows:

                             Years Ended December           Nine Months
                                      31,               Ended September 30,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                      (Unaudited)
Net loss--
 As reported..............  $(1,214,679) $(3,868,956) $(3,421,326) $(2,930,708)
 Pro forma................   (1,227,071)  (3,990,032)  (3,505,213)  (3,441,222)
Basic and diluted net loss
  per share--
 As reported..............  $     (0.12) $     (0.39) $     (0.35) $     (0.27)
 Pro forma................        (0.12)       (0.40)       (0.35)       (0.32)

 (f) Warrants

    In September 1997, the Company issued a warrant to purchase common stock to a bank in connection with borrowings of a related party, Cambridge Technology Group, that were used to fund the Company's operations.

    In connection with a bridge financing in May 1998 (see Note 6(c)), the Company issued warrants to purchase 333,334 shares of common stock at an exercise price of $.30 per share. Each share of common stock purchased by the exercise of the warrants may be exchanged for a proportional amount of the Company's preferred stock, if any is issued, based upon the number of common stock shares multiplied by $.30 per share divided by $1.19 for each share of preferred stock.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)

    In May 1998, the Company issued a warrant to a customer to purchase 110,000 shares of common stock at an exercise price of $1.00 based upon achievement of certain revenue related milestones by May 2000; accordingly, the accounting measurement date was unknown. In September 1999, the Company amended the warrant agreement to fully vest the warrant. In conjunction with the amendment, the Company recorded the value of this warrant as a charge to operations in the nine months ended September 30, 1999.

    In June 1998, the Company issued a warrant to purchase 25,000 shares of common stock in connection with a line of credit entered into with a bank.

    In connection with entering into a capital lease in July 1998 (see Note 5(a)), the Company issued a warrant to the lessor to purchase 93,333 shares of common stock at an exercise price of $.30 per share. The warrant expires on the earlier of three years from an initial public offering, as defined, or five years.

    In August 1998, in connection with the guarantee of a line of credit for the joint venture discussed in Note 8, a warrant was issued to the third-party partner in the joint venture to purchase 4,000,000 shares of the Subsidiary's common stock at an exercise price of $0.01 per share. The Company recorded the issuance of this warrant at fair value, which totaled $22,703, as interest expense. As discussed in Note 8, the joint venture was terminated and the warrant was canceled.

    In August 1998, the May 1998 bridge financing was extended and additional warrants to purchase 111,110 shares of common stock at an exercise price of $.30 per share were issued to the investors. Each share of common stock purchased by the exercise of the warrants may be exchanged for a proportional amount of the Company's preferred stock, if any is issued, based upon a similar determination as the original warrants.

    In September 1998, the Company issued a warrant to a bank in connection with a line of credit.

    The following table summarizes warrants outstanding as of September 30, 1999.

                                                          Value
                                                       Ascribed to   Period
  Grant Date    Shares  Exercise Price    Expiration     Warrant    Recorded
--------------  ------- --------------- -------------- ------------ --------
September 1997  46,727  $1.00 per share September 2004   $  4,070     1997
   May 1998     333,334 $.30 per share     May 2003        56,684     1998
   May 1998     110,000      $1.00         May 2000       660,000     1999
  June 1998     25,000  $1.00 per share   June 2005         2,519     1998
  July 1998     93,333  $.30 per share    July 2003        15,850     1998
 August 1998    111,110 $.30 per share   August 2003       18,806     1998
September 1998  65,000  $1.00 per share September 2003      5,159     1998
                -------                                  --------
                784,504                                  $763,088
                =======                                  ========

    At September 30, 1999, all outstanding warrants are exercisable. An equal number of shares of common stock have been reserved for the exercise of all outstanding warrants. The Company recorded the issuance of these warrants at fair value. The value ascribed to warrants issued in connection with debt financing has been charged to interest expense. The value ascribed to warrants issued in connection with services has been charged to operations.

 (g) Treasury Stock

    In April 1998, the Company reacquired 510,000 shares of its common stock in satisfaction of a loan previously made to a former officer in the amount of $153,000 in connection with his severance agreement. Severance in the amount of approximately $56,000 was also owed to the former officer, as per the severance agreement, and was paid in full during 1998.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)


(8) Subsidiary and Joint Venture

    In connection with the formation of the Subsidiary, the Company and the Subsidiary entered into a joint venture with a third-party provider of packaged solution software. The joint venture engaged the Subsidiary as the vehicle to develop and implement Web-based solutions and services. Under the agreement of the joint venture, the Subsidiary issued a warrant (see Note 7(f)) to the third-party provider to purchase up to 40% of the Subsidiary on a fully diluted basis in exchange for a letter of credit guarantee on the Subsidiary's line of credit.

    In May 1999, the Company, the Subsidiary and third party that formed the joint venture terminated the arrangement and dissolved the joint venture. In connection with the dissolution of the joint venture, the third party and the Company paid down approximately $239,000 and $310,000, respectively, of the outstanding line of credit and terminated the line of credit arrangement. The warrants issued to the third party were also canceled. Additionally, approximately $70,000 owed by the Subsidiary to the third party was forgiven. The Company has recorded the debt forgiveness by the third party as other income in the accompanying consolidated statement of operations during the nine months ended September 30, 1999.

(9) Employee Benefit Plan

    The Company has a 401(k) plan (the 401(k) Plan) covering all employees of the Company who meet certain defined requirements. Under the terms of the 401(k) Plan, the employees may elect to make tax-deferred contributions and the Company may match 25% of the first 6% of employee contributions as determined by the Board of Directors and may make other discretionary contributions to the 401(k) Plan. During 1998 and the nine months ended September 30, 1999, the Company contributed approximately $46,400 and $56,900, respectively to the 401(k) Plan. The Company made no contributions during 1996 or 1997.

(10) Related Party Transactions

    On April 30, 1999, the Company entered into a five-year contract with a third party, CEE, Inc. (CEE), whereby CEE outsourced the management and performance of executive education seminars to the Company in exchange for a monthly fee of approximately $479,000 per month. In accordance with the outsourcing agreement, the Company agreed to issue options to purchase 190,000 shares of the Company's common stock to designees of CEE and is committed to issue options to purchase an additional 50,000 shares of the Company's common stock to CEE's designees each year that the outsourcing agreement is in place. A sister company of CEE named Cambridge Executive Enterprises, Inc. (Enterprises) previously provided these services. Simultaneous with signing the outsourcing arrangement, the Company hired substantially all of Enterprises' employees, assumed Enterprises' real estate lease and acquired all of Enterprises' tangible assets (primarily furniture, computers and leasehold improvements), in exchange for a note payable to Enterprises for approximately $234,000. The amount due to Enterprises is included in the accompanying consolidated balance sheet as amount due to affiliate at September 30, 1999.

    The Company, CEE and Enterprises have a historical business relationship through Cambridge Technology Group (CTG). For more than 10 years prior to September 1998, CTG conducted an executive seminar business. The sole stockholder, director and officer of CTG is an employee of CEE, and members of his family are beneficiaries of certain trusts and a holding company which are significant stockholders of the Company.

    Certain lease, debt and equity transactions involving related parties have been discussed in Notes 5, 6 and 7.

    During 1998, the Company performed professional services for a company in which a major stockholder of the Company is also an investor. The total amount of the services was $64,000, of which $64,000 and

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)

$48,000 is included in accounts receivable in the accompanying consolidated balance sheets as of December 31, 1998 and September 30, 1999. Transactions with this related company have been treated at arm's-length, as if conducted with an unrelated party. Revenue on these transactions has been recognized in accordance with the Company's revenue recognition policy.

    During 1998 and the nine months ended September 30, 1999, the Company subcontracted certain consulting work to a related party in which a key employee/stockholder of the Company is an investor. The total amount of these services is approximately $22,000 and $50,000 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

(11) Segment and Geographic Information

    The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision-maker, as defined under SFAS No. 131, is the Chief Executive Officer.

    The Company views its operations and manages its business as two segments, strategic and technology consulting services and educational services. The Company's reportable segments are strategic business units that provided distinct services to the end customer. They are managed separately because each business requires different marketing and management strategies. The Company's approach is based on the way that management organizes the segments within the Company for making operating decisions and assessing performance.

    The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The Company does not allocate operating expenses between its two reportable segments. Accordingly, the Company's measure of performance for each reportable segment is based on total net revenues and direct costs of services, which are reported separately in the accompanying consolidated statements of operations. Accordingly, no additional disclosure is required. The Company does not identify assets and liabilities by segment. Accordingly, identifiable assets, capital expenditures and depreciation and amortization are not reported by segment.

(12) Series A Preferred Stock Financing

    In October 1999, the Company sold 1,645,555 shares of Series A redeemable convertible preferred stock (Series A Preferred Stock) at a purchase price of $6.00 per share resulting in net proceeds to the Company of approximately $9.8 million. Concurrent with the sale of the Series A Preferred Stock, two significant stockholders of the Company sold an aggregate of 819,445 shares of common stock to certain of the Series A Preferred Stock investors at a purchase price per share of $6.00 resulting in gross proceeds to the stockholders of approximately $4.9 million. In conjunction with the sale of the Series A Preferred Stock, the Company amended its Articles of Incorporation to change the par value of the Company's common stock to $.01 per share. The Company's par value of common stock has been retroactively adjusted for this amendment. The rights, preferences and privileges of the Series A Preferred Stock are listed below.

                C-BRIDGE INTERNET SOLUTIONS, INC. AND SUBSIDIARY

              (including data applicable to unaudited period)

 Dividends

    The holders of the Series A Preferred Stock are entitled to receive noncumulative dividends of 8% per annum, payable only when, as and if declared by the Board of Directors. The Company shall not declare or pay any dividends on shares of common stock until the holders of the Series A Preferred Stock then outstanding first receive an amount equal to 8% per annum of the original purchase price.

 Conversion

    Each share of Series A Preferred Stock is convertible, at the option of the holder, at any time, into one share of common stock, adjusted for certain dilutive events, as defined. In addition, all shares of Series A Preferred Stock shall be automatically converted into shares of common stock upon the closing of an underwritten public offering in which the price per share to the public is not less than $10.00 and the aggregate gross proceeds to the Company are not less than $15,000,000.

 Voting Rights

    The Series A Preferred stockholders are entitled to vote on all matters with the common stockholders as one class of stock. The Series A Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of the Series A Preferred Stock is then convertible.

 Liquidation

    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation including a sale or merger of the Company, as defined, the holders of the Series A Preferred Stock then outstanding will be entitled to be paid an amount equal to $6.00 per share, adjusted for certain dilutive events, as defined, plus any dividends declared but unpaid on such shares prior to any payment to common stockholders.

 Redemption Rights

    The Company will be required to redeem, subject to certain conditions, on October 7, 2004, October 7, 2005 and October 7, 2006, each a (Mandatory Redemption Date), the percentage of Series A Preferred Stock, as listed in the following table at a price equal to $6.00 per share plus any dividends declared but unpaid from the original issue date to the mandatory redemption date per share.

                             Portion of Shares of
            Mandatory        Preferred Stock to be
         Redemption Date           Redeemed
         ---------------   -------------------------
         October 7, 2004              33%
         October 7, 2005              50%
         October 7, 2006   All outstanding shares of
                           Series A Preferred Stock

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the estimated underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

      SEC registration fee.............................................  $13,900
      NASD filing fee..................................................    5,500
      Nasdaq National Market listing fee...............................
      Blue Sky fees and expenses.......................................   10,000
      Transfer Agent and Registrar fees................................   10,000
      Accounting fees and expenses.....................................  200,000
      Legal fees and expenses..........................................  400,000
      Printing and mailing expenses....................................  125,000
      Miscellaneous....................................................
                                                                         -------
        Total..........................................................  $
                                                                         =======

Item 14. Indemnification of Directors and Officers

    Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

Item 15. Recent Sales of Unregistered Securities

    Set forth in chronological order is information regarding shares of common stock issued and options granted by the Registrant since October 1996. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

   1. In October 1996, the Registrant issued 10,000,000 shares of common stock to four founders for an aggregate purchase price of $1,000.

   2. In September 1997, the Registrant issued a warrant to purchase 46,727 shares of common stock at an exercise price of $1.00 per share to a bank.

   3. In May 1998, the Registrant issued 280,000 shares of common stock to one investor in exchange for a note receivable in the amount of $84,000.

   4. In May 1998, the Registrant issued warrants to purchase 333,334 shares of common stock at an exercise price of $.30 per share in connection with short-term financing.

   5. In May 1998, the Registrant issued a warrant to a customer to purchase 110,000 shares of common stock at an exercise price of $1.00 based upon achievement of certain revenues-related milestones.

   6. In June 1998, the Registrant issued a warrant to purchase 25,000 shares of common stock at an exercise price of $1.00 per share in connection with a line of credit entered into with a bank.

   7. In July 1998, in connection with entering into a capital lease in July 1998, the Registrant issued a warrant to the lessor to purchase 93,333 shares of common stock at an exercise price of $.30 per share.

   8. In August 1998, in connection with the extension of a bridge financing, the Registrant issued warrants to purchase 111,110 shares of common stock at an exercise price of $.30 per share to three investors.

   9. In September 1998, the Registrant issued a warrant to purchase 65,000 shares of common stock at an exercise price of $1.00 per share to a bank in connection with a line of credit.

  10. In September 1998, the Registrant issued 201,931 shares of common stock to one accredited investor upon the conversion of short-term financing for an aggregate purchase price of $61,000.

  11. During 1998, the Registrant issued 45,000 shares of common stock in the form of stock bonuses to employees.

  12. In June 1999, the Registrant issued 333,333 shares of common stock to one accredited investor for an aggregate purchase price of $2,000,000.

  13. In October 1999, the Registrant issued 1,645,555 shares of series A convertible preferred stock to five accredited investors for $6.00 per share, for an aggregate purchase price of approximately $9.9 million.

  14. The Registrant from time to time has granted stock options to employees, directors and consultants in reliance upon exemption from registration pursuant to either (i) issuances to accredited investors in private placements pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), or (ii) issuances to employees, directors and consultants for services pursuant to Rule 701 promulgated under the Securities Act. The following table sets forth certain information regarding such grants:

                                                           Number of  Exercise
                                                            Shares     Prices
                                                           --------- -----------
     January 1, 1997 to December 31, 1997................. 1,611,000 $0.01-$0.30
     January 1, 1998 to December 31, 1998................. 3,212,128    $0.30
     January 1, 1999 to September 30, 1999................ 4,558,850 $0.30-$6.00

    No underwriters were involved in connection with the sales of securities referred to in this Item 15.

    The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
   1*        Form of Underwriting Agreement.

   3.1       Certificate of Incorporation of the Registrant, as amended.

   3.2*      Amended and Restated Certificate of Incorporation of the
             Registrant, to be effective immediately prior to the closing of this offering.

   3.3       By-Laws of the Registrant, as amended.

   3.4* Amended and Restated By-Laws of the Registrant, to be effective immediately after the closing of this offering.

   4.1*      Specimen common stock certificate.

   5*        Opinion of Hale and Dorr LLP.

  10.1+      Outsourcing Agreement, dated October 8, 1999, by and among CEE
             Incorporated, Cambridge Executive Enterprises, Inc. and the
             Registrant.

  10.2+      Non-Competition Agreement, dated September 27, 1999, by and among
             CEE Incorporated, Cambridge Executive Enterprises, Inc. and the
             Registrant.

  10.3       1997 Stock Incentive Plan, as amended.

  10.4       1999 Stock Incentive Plan.

  10.5       Employment Offer Letter, dated January 5, 1999, to Joseph M.
             Bellini from the Registrant.

  10.6       Commercial Building Lease, dated May 1, 1999, by and between
             Property Management Partners, Inc. and the Registrant.

  10.7       Stock Purchase Agreement, dated as of June 9, 1999, by and between
             Raymond J. Lane and the Registrant.

  10.8 Series A Convertible Preferred Stock Purchase Agreement, dated as of October 7, 1999, by and among InSight Capital Partners III,
             L.P., InSight Capital Partners (Cayman) III, L.P., InSight Capital
             Partners III--Co-Investors, L.P., H&D Investments 97, Oracle
             Corporation and the Registrant.

  10.9 Stockholders Voting Agreement, dated as of October 7, 1999, by and among InSight Capital Partners III, L.P., InSight Capital Partners
             (Cayman) III, L.P., InSight Capital Partners III--Co-Investors,
             L.P., H&D Investments 97, Oracle Corporation, Cambridge Technology
             Enterprises, Limited, Butterfield Trust (Bermuda) Limited, as
             Trustee of the Winsor Trust, Hamilton Trust Company Limited, as
             Trustee of the Willingdon Trust, Joseph M. Bellini, Richard O.
             Wester and the Registrant.

  10.10 Investor Rights Agreement, dated as of October 7, 1999, by and among InSight Capital Partners III, L.P., InSight Capital Partners
             (Cayman) III, L.P., InSight Capital Partners III--Co-Investors,
             L.P., H&D Investments 97, Oracle Corporation and the Registrant.

  10.11      Right of First Offer and Co-Sale Agreement, dated as of October 7,
             1999, by and among Hamilton Trust Company Limited, as Trustee of the Willingdon Trust, Cambridge Technology Enterprises, Limited,
             Butterfield Trust (Bermuda) Limited, as Trustee of the Winsor
             Trust, InSight Capital Partners III, L.P., InSight Capital
             Partners (Cayman) III, L.P., InSight Capital Partners III--Co-
             Investors, L.P., H&D Investments 97, Oracle Corporation and the
             Registrant.

  10.12      Registration Rights Letter, dated October 7, 1999, to Hamilton
             Trust Company Limited, as Trustee of the Willingdon Trust,
             Butterfield Trust (Bermuda) Limited, as Trustee of the Winsor
             Trust and Cambridge Technology Enterprises, Limited from the
             Registrant.

  23.1       Consent of Arthur Andersen LLP.

  23.2*      Consent of Hale and Dorr LLP (included in Exhibit 5).

  24+        Power of Attorney (included on page II-6).

  27         Financial Data Schedule.

--------

+  Previously filed.
*  To be filed by amendment.

    (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts Allowance for Doubtful
Accounts

                                             Additions
                                Balance at  (Charged to
                               Beginning of  Costs and              Balance at
Year Ended                        Period     Expenses)  Deductions End of Period
----------                     ------------ ----------- ---------- -------------
                                                (in thousands)
December 31, 1997.............        --      $18,500     1,774       $16,726
December 31, 1998.............   $16,726       20,000     6,224       $30,502
September 30, 1999............   $30,502       33,342       --        $63,844

    All other schedules have been omitted because they are not required or because the required information is given in the Registrant's Consolidated Financial Statements or Notes thereto.

Item 17. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 29th day of October, 1999.

                                          C-BRIDGE INTERNET SOLUTIONS, INC.

                                                   /s/ Joseph M. Bellini
                                          By: _________________________________
                                                     Joseph M. Bellini,
                                               President and Chief Executive
                                                          Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Joseph M. Bellini          President, Chief Executive  October 29, 1999
______________________________________  Officer and Director
          Joseph M. Bellini             (Principal Executive
                                        Officer)

        /s/ Richard O. Wester          Vice President, Finance,    October 29, 1999
______________________________________  Chief Financial Officer
          Richard O. Wester             and Treasurer (Principal
                                        Financial Officer and
                                        Principal Accounting
                                        Officer)

    /s/ Joseph L. Badaracco, Jr.*      Director                    October 29, 1999
______________________________________
       Joseph L. Badaracco, Jr.

         /s/ Paul R. Charron*          Director                    October 29, 1999
______________________________________
           Paul R. Charron

       /s/ Gerard F. King, II*         Director                    October 29, 1999
______________________________________
          Gerard F. King, II

         /s/ Raymond J. Lane*          Director                    October 29, 1999
______________________________________
           Raymond J. Lane

      /s/ Ramanan Raghavendran*        Director                    October 29, 1999
______________________________________
         Ramanan Raghavendran

 /s/ Joseph E. Mullaney III

*By: _______________________

   Joseph E. Mullaney III

    As Attorney-In-Fact

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To C-bridge Internet Solutions, Inc:

    We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of C-bridge Internet Solutions, Inc. included in this registration statement and have issued our report thereon dated October 28, 1999. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.

                                                 /s/ Arthur Andersen LLP
                                          _____________________________________

Boston, Massachusetts

October 28, 1999

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
   1*        Form of Underwriting Agreement.

   3.1       Certificate of Incorporation of the Registrant, as amended.

   3.2*      Amended and Restated Certificate of Incorporation of the
             Registrant, to be effective immediately prior to the closing of this offering.

   3.3       By-Laws of the Registrant, as amended.

   3.4* Amended and Restated By-Laws of the Registrant, to be effective immediately after the closing of this offering.

   4.1*      Specimen common stock certificate.

   5*        Opinion of Hale and Dorr LLP.

  10.1+      Outsourcing Agreement, dated October 8, 1999, by and among CEE
             Incorporated, Cambridge Executive Enterprises, Inc. and the
             Registrant.

  10.2+      Non-Competition Agreement, dated September 27, 1999, by and among
             CEE Incorporated, Cambridge Executive Enterprises, Inc. and the
             Registrant.

  10.3       1997 Stock Incentive Plan, as amended.

  10.4       1999 Stock Incentive Plan.

  10.5       Employment Offer Letter, dated January 5, 1999, to Joseph M.
             Bellini from the Registrant.

  10.6       Commercial Building Lease, dated May 1, 1999, by and between
             Property Management Partners, Inc. and the Registrant.

  10.7       Stock Purchase Agreement, dated as of June 9, 1999, by and between
             Raymond J. Lane and the Registrant.

  10.8 Series A Convertible Preferred Stock Purchase Agreement, dated as of October 7, 1999, by and among InSight Capital Partners III,
             L.P., InSight Capital Partners (Cayman) III, L.P., InSight Capital
             Partners III--Co-Investors, L.P., H&D Investments 97, Oracle
             Corporation and the Registrant.

  10.9 Stockholders Voting Agreement, dated as of October 7, 1999, by and among InSight Capital Partners III, L.P., InSight Capital Partners
             (Cayman) III, L.P., InSight Capital Partners III--Co-Investors,
             L.P., H&D Investments 97, Oracle Corporation, Cambridge Technology
             Enterprises, Limited, Butterfield Trust (Bermuda) Limited, as
             Trustee of the Winsor Trust, Hamilton Trust Company Limited, as
             Trustee of the Willingdon Trust, Joseph M. Bellini, Richard O.
             Wester and the Registrant.

  10.10 Investor Rights Agreement, dated as of October 7, 1999, by and among InSight Capital Partners III, L.P., InSight Capital Partners
             (Cayman) III, L.P., InSight Capital Partners III--Co-Investors,
             L.P., H&D Investments 97, Oracle Corporation and the Registrant.

  10.11      Right of First Offer and Co-Sale Agreement, dated as of October 7,
             1999, by and among Hamilton Trust Company Limited, as Trustee of the Willingdon Trust, Cambridge Technology Enterprises, Limited,
             Butterfield Trust (Bermuda) Limited, as Trustee of the Winsor
             Trust, InSight Capital Partners III, L.P., InSight Capital
             Partners (Cayman) III, L.P., InSight Capital Partners III--Co-
             Investors, L.P., H&D Investments 97, Oracle Corporation and the
             Registrant.

  10.12      Registration Rights Letter, dated October 7, 1999, to Hamilton
             Trust Company Limited, as Trustee of the Willingdon Trust,
             Butterfield Trust (Bermuda) Limited, as Trustee of the Winsor
             Trust and Cambridge Technology Enterprises, Limited from the
             Registrant.

  23.1       Consent of Arthur Andersen LLP.

  23.2*      Consent of Hale and Dorr LLP (included in Exhibit 5).

  24+        Power of Attorney (included on page II-6).

  27         Financial Data Schedule.

--------

+  Previously filed.
*  To be filed by amendment.